Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

CPK HOLDINGS INC.,

CPK MERGER SUB INC.

and

CALIFORNIA PIZZA KITCHEN, INC.

dated as of May 24, 2011

i

ii

Annex I	Conditions to the Offer
Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation By-Laws

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 24, 2011, is entered into by and among CPK Holdings Inc., a Delaware corporation (“Parent”), CPK Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and California Pizza Kitchen, Inc., a Delaware corporation (the “Company”). Each of Parent, Sub and the Company are referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent proposes to cause Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $18.50, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, certain stockholders of the Company have delivered to Parent and Sub support agreements (the “Support Agreements”), dated as of the date hereof, providing that such stockholders of the Company have, among other things, agreed to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer, and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the limited guarantee of Golden Gate Capital Opportunity Fund, L.P. (the “Guarantor”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent under this Agreement (the “Limited Guarantee”);

WHEREAS, regardless of whether the Offer Closing occurs, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.01, each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Offer Price; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Offer

Section 1.01 The Offer.

(a) Commencement of the Offer. As promptly as reasonably practicable (and, in any event, within 10 Business Days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 1.01(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Sub, and Parent and Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Sub only with the prior written consent of the Company. Parent and Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to any holder of Company Common Stock, (vi) terminate, extend or otherwise amend or modify the expiration date of the Offer in any manner other than in compliance with the terms of this Agreement or (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.01(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (such date being the “Initial Offer Expiration Date”). Sub shall (and Parent shall cause Sub to) (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer and (ii) if any of the Offer Conditions set forth in clause (b) of Annex I or in paragraph (i) of clause (d) of Annex I shall not have been satisfied or, to the extent waivable by Parent or Sub, waived, extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days each, with the length of such period to be determined by Parent or Sub (or such longer period as the Parties hereto may agree), until such time as such Offer Conditions are satisfied. Sub may, in its sole discretion, without consent of the Company, extend the Offer on one or more occasions, in consecutive increments of between two (2) and ten (10) Business Days each, with the length of such period to be determined by Parent or Sub (or such other period as the Parties hereto may agree), if on any then-scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Sub, waived. Parent and Sub agree that, if on any then-scheduled expiration date of the Offer, but subject to Parent’s right to terminate this Agreement pursuant to Section 9.01, any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Sub, waived, then to the extent requested in writing by the Company delivered to Parent no less than one (1) Business Day prior to such expiration date, Sub shall (and Parent shall cause Sub to) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days each, with the length of such period to be determined by Parent or Sub (or such longer period as the Parties hereto may agree), for an aggregate period of time of not more than ten (10) Business Days. Notwithstanding anything to the contrary in this Section 1.01(d), Sub shall not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of this Agreement in compliance with Section 9.01, (ii) three (3) Business Days after the Proxy Statement Clearance Date and (iii) the Outside Date.

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date” .

(f) Termination of the Offer; Continuing Pursuit of the Merger. If at any then-scheduled expiration date (i) any Offer Condition shall not have been satisfied or, to the extent waivable by Parent or Sub, waived and (ii) three (3) Business Days have elapsed since the Proxy Statement Clearance Date, then (x) Sub may irrevocably and unconditionally terminate the Offer or (y) from and after the close of business on July 14, 2011, the Company shall have the right, exercisable by delivering written notice to Parent and Sub to cause Sub to, and upon receipt of such notice, Sub shall (and Parent shall cause Sub to) , irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date following the receipt of such notice from the Company (delivered no less than two (2) Business Days prior to the then-scheduled expiration date of the Offer). If the Offer is terminated pursuant to this Section 1.01(f), the Company shall proceed with and take all actions necessary to hold the Stockholders’ Meeting in accordance with the terms of this Agreement. The termination of the Offer pursuant to this Section 1.01(f) is referred to in this Agreement as the “Offer Termination”. Notwithstanding anything to the contrary in this Section 1.01(f), if this Agreement is terminated pursuant to Section 9.01, then Sub shall promptly (and, in any event, within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Sub, or this Agreement is terminated in accordance with Section 9.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 9.01 and that, absent such termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish to Parent and Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Sub for inclusion in the Offer Documents. Except as expressly contemplated by Section 6.02(d), the Company hereby consents to the inclusion in the Offer Documents of the Recommendation of the Company Board. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Sub shall promptly notify the

Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Sub shall provide the Company and its counsel a reasonable opportunity to review and to propose comments on such document or response.

(h) Funds. Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

Section 1.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which, except as expressly contemplated by Section 6.02(d), shall describe and make the Recommendation with respect to the Offer, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. The Company shall also include in the Schedule 14D-9 the Fairness Opinion. Parent and Sub shall promptly furnish to the Company in writing all information concerning Parent and Sub that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to review and to propose comments on such document or response.

(b) Stockholder Lists. In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with lists, copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03 Top-Up.

(a) Top-Up. The Company hereby grants to Sub an irrevocable right (the “Top-Up”), exercisable only on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price up to a number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Sub at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute one share more than 91% (determined on a fully diluted basis) of the shares of the Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that the Top-Up may not be exercised to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up. The Top-Up shall be exercisable only once.

(b) Exercise of Top-Up; Top-Up Closing. If there shall have not been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to (x) the shares of Company Common Stock owned by Parent and its Affiliates and (y) the shares of Company Restricted Stock and shares of Company Common Stock underlying Company Stock Options that are immediately available to be acquired by Sub pursuant to the Support Agreements immediately following the Acceptance Time, would represent at least 90% of the shares of the Company Common Stock outstanding on the Offer Closing Date (the “Short-Form Threshold”), Sub shall be deemed to have exercised the Top-Up for such number of Top-Up Shares as is necessary for Sub to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 2.02, and shall take place simultaneously with, or as soon as reasonably practicable after, the Offer Closing, the purchase price owed by Sub to the Company to purchase the Top-Up Shares shall be paid to the Company, at Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 5% per annum, (iii) shall be full recourse to Parent and Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Sub a certificate representing the Top-Up Shares.

(c) Exemption from Registration. Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Sub hereby represents and warrants to the Company that Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Appraisal Rights. The Parties agree that any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.01(d) and that none of the Parties shall take any position to the contrary in any appraisal proceeding.

Section 1.04 Directors.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section

1.04(a)) and from time to time thereafter, Parent shall be entitled to designate from time to time such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (B) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are members of the Company Board and who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 1.04, including (at the election of Parent) (x) subject to the Company Certificate of Incorporation and Company By-Laws, increasing the size of the Company Board, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to be directors on the Company Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Law and the rules of The Nasdaq Stock Market (the “Nasdaq”), and the Company shall take all action requested by Parent necessary to effect any such election or appointment.

(b) Section 14(f) of the Exchange Act. The Company shall mail to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing either (i) concurrently with the mailing of the Schedule 14D-9 or (ii) if not included in the Schedule 14D-9, if Parent shall have requested, within three (3) calendar days following such request, which request shall not be delivered prior to ten (10) calendar days following the mailing of the Schedule 14D-9 (provided that, in each case, Parent and Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates, and if not then as soon as practicable thereafter).

(c) Required Approvals of Independent Directors. Following the election or appointment of Parent’s designees pursuant to Section 1.04(a) and prior to the

Effective Time, in addition to any other vote or approval required by the Company Certificate of Incorporation, the Company By-Laws or applicable Law, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (i) to amend this Agreement or to terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Sub or (iv) to any other matter under this Agreement.

(d) Effects on Continued Listing. After the Acceptance Time, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Listing Rule 5615(c) of the Nasdaq rules (or any successor provision).

ARTICLE II

The Merger

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02 Closing. The closing of the Merger (the “Merger Closing”) will take place at (a) if the Offer Closing shall have not occurred at or prior to the Merger Closing, 10:00 a.m., New York City time, on the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) if the Offer Closing shall have occurred on or prior to the Merger Closing, on the date of, or as soon as reasonably practicable following, the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), in either case at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file a certificate of ownership and merger or a certificate of merger (in either case, the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation and By-Laws. At the Effective Time, the Company Certificate of Incorporation and the Company By-Laws as in effect immediately prior to the Effective Time each shall be amended so as to read in their entirety as set forth in Exhibit A and Exhibit B attached hereto and, as so amended, shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.06(a).

Section 2.06 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07 Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Sub and the Surviving Corporation.

ARTICLE III

Effect of the Merger on the Capital Stock of the

Constituent Corporations

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by the Company as treasury stock, or by Parent or Sub at such time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Common Stock issuable upon settlement of Company Restricted Stock under Section 3.04(d), but excluding shares to be canceled in accordance with Section 3.01(b) and, except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared from and after the date hereof in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.02 Adjustment to Merger Consideration. Without limiting the other provisions of this Agreement but without duplication of the provisions of Section 1.01(c), if at any time during the period between the date of this Agreement and the Effective Time, if there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(c) shall be equitably adjusted by Parent to reflect the effect thereof, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 3.02 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.03 Exchange Fund.

(a) Paying Agent. Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company (the “Paying Agency Agreement”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Certificate Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the

Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration and any dividends declared in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration and any such dividends to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III and any dividends declared in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends declared in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III and any dividends declared in compliance with Section 6.01(a)

with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent, and any Taxes resulting therefrom shall be paid by Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Stock Option to receive the holder’s Equity Award Amount, in each case as provided herein.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends declared in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect thereto.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Offer Price, Merger Consideration, Equity Award Amount and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option or Company Restricted Stock (together, the “Company Equity Awards”), as applicable, such amounts as Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of applicable tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.04 Company Equity Awards.

(a) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, if any, in form and substance reasonably satisfactory to Parent, from holders of Company Stock Options and Company Restricted Stock and take all such other action, without incurring any liabilities in connection therewith, as Parent may deem to be necessary or reasonably required to give effect to the transactions contemplated by Section 3.04(b) and Section 3.04(c). As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by Section 3.04(b) and Section 3.04(c) at the earlier to occur of the time of the Acceptance Time and the Effective Time (such earlier time, the “Acceleration Time”).

(b) At the Acceleration Time, each outstanding, unexpired and unexercised Company Stock Option shall vest and become exercisable. To the extent not exercised prior to the Acceleration Time, then upon the Effective Time, each Company Stock Option shall be deemed to be exercised and canceled, with each former holder of any such cancelled Company Stock Option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Company Stock Option, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option.

(c) Each holder of an unvested award of Company Restricted Stock shall have the right to tender such Company Restricted Stock into the Offer, subject to and contingent upon the occurrence of the Acceptance Time. At the Acceleration Time, each share of Company Restricted Stock shall become fully vested, and the restrictions thereon shall lapse and, to the extent not withheld by the Company to satisfy Tax withholding obligations, the Company shall deliver shares of Company Common Stock in settlement thereof or, if such Company Restricted Stock is tendered into the Offer, shall be treated as a share of Company Common Stock properly tendered into the Offer.

(d) The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for taxes in accordance with Section 3.03(h). The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 3.04.

ARTICLE IV

Representations and Warranties of the Company

Except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, within the two (2) years preceding the date hereof and publicly available prior to the date of this Agreement (excluding any exhibits filed pursuant to section 3 or section 10 of the Exhibit Table contained in Item 601 of Regulation S-K) (collectively, the “Filed SEC Documents”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein to the extent they are predictive, cautionary or forward looking in nature, but being understood that this clause (i) shall not be applicable to Section 4.03, Section 4.04, Section 4.23, Section 4.24, Section 4.26 and Section 4.27, or (ii) subject to Section 10.02(g), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Sub as follows:

Section 4.01 Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Company Subsidiary has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.01 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), and the jurisdiction of organization thereof.

Section 4.02 Certificate of Incorporation and By-Laws. The copies of the Company Certificate of Incorporation and the Company By-Laws, which were previously furnished or made available to Parent, are complete and correct, in each case as in effect on the date of this Agreement. The Company has made available to Parent a complete and correct copy of the charter and by-laws (or equivalent organizational documents), and all amendments thereto, of each of the Company Subsidiaries, in each case as in effect on the date of this Agreement. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 40,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”). As of May 23, 2011, (i) 24,586,372 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (ii) 5,268,547 shares of Company Common Stock were reserved for issuance upon exercise of Company Stock Options granted under the Company Stock Plans and (iii) no shares of Company Preferred Stock were issued and outstanding.

(b) As of May 23, 2011, except as set forth in Section 4.03(b) of the Company Disclosure Letter and except for Company Stock Options to purchase not more than 5,268,547 shares of Company Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any kind to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since May 23, 2011 and through the date of this Agreement, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Letter, with respect to the Company Stock Options and the Company Restricted Stock pursuant to the Company Stock Plans and the related stock option or restricted stock agreements, there are no outstanding contractual obligations of the Company or any Company Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 4.03(c) of the Company Disclosure Letter, each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Liens. Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other Equity Interests in, any corporation, partnership, joint venture, association or other entity.

(d) The Company does not have any stockholder rights plan in effect.

Section 4.04 Authority; Recommendation.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, to obtaining the Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, in the case of the Merger, if required by applicable Law, the Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a legally valid and binding obligation of Parent and Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws of general applicability relating to or affecting the rights and remedies of creditors and (y) general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law (clause (x) and (y) collectively, the “Enforceability Exception”).

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement, the Support Agreements and the transactions contemplated hereby and thereby, (ii) approving and declaring advisable this Agreement, the Support Agreements, the Offer, the Merger and the other transactions contemplated hereby and thereby, (iii) declaring that the terms of this Agreement, the Support Agreements and the transactions contemplated hereby and thereby, including the Merger, the Offer and the other transactions contemplated by this Agreement and the Support Agreements, on the terms and subject to the conditions set forth herein and therein, are fair to and in the best interests of the stockholders of the Company, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (v) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (this clause (v), the “Recommendation”), (vi) irrevocably approving for all purposes each of Parent, Sub and their respective Affiliates solely with respect to this Agreement, the Support Agreements and the transactions contemplated hereby and thereby (including the Offer, the Top-Up and the Merger) to exempt such Persons, agreements and transactions from, and to elect for the Company, Parent, Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Sub or any of their respective Affiliates or this Agreement, the Support Agreements or the transactions contemplated hereby or thereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way and (vii) authorizing and approving the Top-Up and the issuance of the Top-Up Shares thereunder.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (tangible or intangible) of the Company or any Company Subsidiary under (other than any such Lien created as a result of any action taken by Parent or Sub or any Permitted Lien), any provision of (i) the Company Certificate of Incorporation, the Company By-Laws or the comparable organizational documents of any Company Subsidiary, subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, (ii) assuming that all consents, approvals, authorizations and permits listed in Section 4.05(b) have been obtained prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time) and all filings and notifications listed in Section 4.05(b) have been made and any waiting periods thereunder have terminated or expired prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time), any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Letter, any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, Company Permit, Intellectual Property issued or registered by a Governmental Authority or other legally binding obligation to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, other than, in the case of clauses (ii) and (iii), respectively, any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order, waiver, authorization or permit of, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement or the Support Agreements by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the Support Agreements, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (w) the Schedule 14D-9, (x) if required by applicable Law, the Proxy Statement, (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”), and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of the Company Subsidiaries is qualified to do business, (iv) any filings or notices required under the rules and regulations of Nasdaq, and (v) such other consents, approvals, orders, waivers, authorizations, permits, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance With Law.

(a) Except for employee benefit plans, labor and other employment matters, which are the subjects of Section 4.10 and Section 4.11, for environmental matters, which are the subject of Section 4.14 and for tax matters, which are the subject of Section 4.17, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business as it is currently being conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except for Laws or Company Permits with respect to employee benefit plans and labor and other employment matters, which are the subjects of Section 4.10 and Section 4.11, environmental matters, which are the subject of Section 4.14, tax matters, which are the subject of Section 4.17, and franchise matters, which are the subject of Section 4.19, each of the Company and the Company Subsidiaries are in compliance, and have been in compliance since January 1, 2008, with all Laws applicable to its business or operations or by which any of its properties or assets are bound and all Company Permits, except in each case for any instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 4.06(b) of the Company Disclosure Letter sets forth a list of all liquor licenses (including beer and wine licenses) held or used by the Company and the Company Subsidiaries (collectively, the “Liquor Licenses”) in connection with the operation of each restaurant operated by the Company or any Company Subsidiary, along with the name and address of each such restaurant, and the expiration date of each such Liquor License. The foregoing list is correct and complete in all material respects.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business and operations of the Company and the Company Subsidiaries, taken as a whole:

(i) to the extent required by applicable Law, each restaurant currently operated by the Company or any Company Subsidiary possesses a Liquor License;

(ii) the Company has no reason to believe that any currently pending application for a Liquor License sought by the Company or any Company Subsidiary will be ultimately denied;

(iii) each of the Liquor Licenses has been validly issued, and any subsequent changes in fact affecting such licensees that were required by Law to be reported to the applicable alcoholic beverage licensing authorities, have been so reported;

(iv) each Liquor License is in full force and effect and is adequate for the current conduct of the operations at the restaurant for which it is issued;

(v) neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened modification, suspension, or cancellation of a Liquor License or any proceeding related thereto;

(vi) except as set forth in Section 4.06(c)(i) of the Company Disclosure Letter, there have been no proceedings or other Actions relating to any of the Liquor Licenses; and

(vii) there are no pending disciplinary actions, unresolved citations, unsatisfied penalties, or past disciplinary actions relating to Liquor Licenses that would reasonably be expected to have any material impact on any restaurant or the ability to maintain or renew any Liquor License.

Section 4.07 SEC Documents; Financial Statements; Undisclosed Liabilities; Internal Controls.

(a) The Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 29, 2008 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, in each case prior to the date hereof, (a) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, in each case prior to the date hereof, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, as in effect on the date so filed, and (b) did not, at the time it was filed or furnished (or became effective in the case of registration statements), or, if subsequently amended or supplemented prior to the date hereof, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, occurring since December 28, 2008 and prior to the date hereof that is not otherwise available on the SEC’s Electronic Data Gathering and Retrieval Database (EDGAR) prior to the date hereof. As of the date hereof, to the knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, any notes thereto) of the Company and the consolidated Company Subsidiaries contained in or incorporated by reference into the Company SEC Filings, as amended, supplemented or restated, if applicable, (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of the Company Financial Statements presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and the consolidated results of operations, shareholders’ equity and cash flows of the Company and the consolidated Company Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in a manner that permits the Company to prepare its consolidated financial statements in conformity with GAAP.

(c) Except as and to the extent (i) disclosed or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Company SEC Filings filed prior to the date hereof or (ii) set forth in Section 4.07(c) of the Company Disclosure Letter, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (A) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (B) that were incurred after April 3, 2011 in the ordinary course of business and in a manner consistent with past practice or (C) that were not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since December 28, 2008, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from December 28, 2008 to the date of this Agreement.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including the consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(f) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(g) Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Filing.

Section 4.08 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included in the Company Disclosure

Documents based upon information furnished to the Company in writing by Parent or Sub specifically for use therein.

(c) The information with respect to the Company or any of the Company Subsidiaries that the Company furnishes to Parent or Sub in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.09 Absence of Certain Changes or Events. Since January 2, 2011 through the date of this Agreement, except as (a) disclosed in the Company SEC Filings filed after January 2, 2011 and prior to the date hereof, (b) contemplated by, or as disclosed pursuant to, this Agreement or (c) set forth in Section 4.09 of the Company Disclosure Letter, (i) there has not been any Company Material Adverse Effect, (ii) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (iii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 6.01(a)(i), (ii)(B), (iii), (iv), (vi), (x), (xii), (xiv), (xv), or (xvi) hereof, and (iv) neither the Company nor any Company Subsidiary has except to the extent required by applicable Law or any existing Company Benefit Plan or by written agreements that have been disclosed or made available to Parent, (A) granted or announced any stock option, equity or incentive awards or increased the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any executive officers or directors of the Company, other than in the ordinary course of business consistent with past practice, or (B) paid or agreed to pay any severance pay to any employee, officer, director or other service provider of or to the Company or any Company Subsidiaries, or taken any action to accelerate vesting of any right to compensation or benefits.

Section 4.10 Employee Benefits Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation, change in control, retention, severance or retirement plan, policy, program, practice, agreement, understanding or arrangement, and any other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company), which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any material obligation or liability (each a “Company Benefit Plan”).

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, in form and operation, and administered in accordance with its terms and all applicable Laws, including ERISA and the Code.

(c) (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (the “IRS”) as to its qualified status or may rely upon an opinion letter for a prototype plan, (ii) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, no amount paid or payable (whether in cash or property) as a result of or in connection with the consummation of the transactions contemplated by this Agreement to employee, officer, director or other service provider of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise, could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Each Company Benefit Plan or other arrangement to which the Company or any Company Subsidiary is a party or is bound that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all material respects.

(g) No Company Benefit Plan or other arrangement to which the Company or any Company Subsidiary is a party provides for the gross-up or reimbursement for any Taxes imposed under Section 4999 or 409A of the Code.

(h) Except as set forth in Section 4.10(h) of the Company Disclosure Letter and as required by Law, no Company Benefit Plan or other agreement or arrangement to which the Company or any Company Subsidiary is a party or is bound provides (or could reasonably be expected to require the Company or any Company Subsidiary to provide) any post-employment medical or life insurance benefits to any Person.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement (including in combination with other events or circumstances) will not (i) entitle any director, officer or employee of the Company or any Company Subsidiary to any payment, (ii) result in the acceleration of the time of payment or vesting of compensation or benefits, as applicable, or (iii) increase the amount of any payment under any Company Benefit Plan.

Section 4.11 Labor and Other Employment Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and each Company Subsidiary is and has been in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 4.11 of the Company Disclosure Letter, with respect to the Company and each Company Subsidiary: (i) there are no pending, or to Company’s knowledge threatened, labor or employment claims, including any Action alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, or unlawful tax withholding practices that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; (ii) no Company or Company Subsidiary is a party to any collective bargaining agreement or any collective bargaining relationship; (iii) to the Company’s knowledge, no union organizing activities are underway or threatened and no such activities have occurred within the past five (5) years; (iv) there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway, or to the Company’s knowledge, threatened, and no such dispute has occurred in the past five (5) years; and (v) within the past three (3) years, no plant closing or layoff of employees has been implemented that required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

Section 4.12 Contracts.

(a) Except for contracts set forth in the “Exhibit Index” of any Company SEC Filing filed since January 2, 2011 and Contracts set forth in Section 4.12 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or expressly bound by any Contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and the Company Subsidiaries, taken as a whole, or in which the Company owns more than a 15% voting or economic interest;

(iii) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(iv) prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of the Company Subsidiaries, prohibits the pledging of any Equity Interest of any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(v) is a settlement, conciliation or similar agreement (x) with any Governmental Authority or (y) which would require the Company or any Company Subsidiary to pay consideration of more than $100,000 after the date of this Agreement;

(vi) (A) contains a standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of a Third Party, or (B) which contains any “non-solicitation”, “no hire” or similar provision which restrict the Company or any Company Subsidiary in soliciting, hiring, engaging, retaining or employing such Third Party’s current or former employees in a manner or to an extent that would interfere in any material respect with the ordinary course operations of the business of the Company or the Company Subsidiaries;

(vii) relates to any acquisition by the Company or any of the Company Subsidiaries of Equity Interests or any material assets (other than acquisitions of inventory or equipment in the ordinary course of business) pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification (other than indemnification obligations with respect to directors and officers), “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $250,000;

(viii) contains any covenant that (A) materially limits the ability of the Company or any Company Subsidiary (or after the Acceptance Time or Effective Time, Parent, the Surviving Corporation, or their respective Subsidiaries) to engage in any line of business, or to compete with any Person or operate at any geographic location, except for radius restrictions that may be contained in Contracts entered into in the ordinary course of business consistent with past practice, or expressly requiring the Company and/or any Company Subsidiary to purchase an amount of goods or services from a particular Person in an amount in excess of $1,000,000 annually, or $2,000,000 in the aggregate, or (B) could require the disposition of any material assets or material line of business of the Company or any Company Subsidiary;

(ix) involves any directors, executive officers (as such term is defined in the Exchange Act) or 5% stockholders of the Company or any of their affiliates (other than the Company or any Company Subsidiary) or immediate family members;

(x) relates to the employment of any individual on a full-time or part-time, consulting, or other basis providing annual compensation in excess of $200,000;

(xi) contains a license in respect of Intellectual Property (except for (A) licenses of commercially available software granted to the Company or any Company Subsidiary and (B) licenses granted by the Company or any Company Subsidiary to franchisees in the ordinary course of business consistent with past practice) and that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole;

(xii) by its terms calls for aggregate payments by the Company or any of Company Subsidiaries of more than $1,000,000 over the remaining term of such Contract, except for any such Contract entered into in the ordinary course of business consistent with past practice or that may be canceled, without any material penalty or other material liability to the Company or any Company Subsidiaries, upon notice of 90 days or less; or

(xiii) grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company or any of the Company Subsidiaries.

Each contract of the type described in this Section 4.12(a) , each Contract that is listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 (other than those listed under “Expired Contracts” in Section 4.12(b) of the Company Disclosure Letter under which the Company and the Company Subsidiaries do not have any further material obligations or liabilities) and each Contract listed in Section 4.19(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.”

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Enforceability Exception, (ii) to the knowledge of the Company, each Company Material Contract is a legally valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Enforceability Exception, (iii) the Company and each Company Subsidiary, and to the knowledge of the Company, each counterparty, has performed all obligations required to be performed by it under each Company Material Contract, and neither the Company nor any Company Subsidiary, and, to the knowledge of the Company, no counterparty, is in breach or violation of, or default under, any Company Material Contract, (iv) none of the Company or any Company Subsidiary has received written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract and (v) to the knowledge of the Company, the Company has not received any written notice from any counterparty to any Company Material Contract that such counterparty intends to terminate, or not renew, any Company Material Contract. As of the date of this Agreement, true and correct copies of all Company Material Contracts (as amended or modified) are either publicly filed with the SEC or the Company has made available to Parent prior to the date hereof copies of such Company Material Contracts.

Section 4.13 Litigation. Except as set forth in Section 4.13 of the Company Disclosure Letter, as of the date hereof, (a) there is no legal, administrative, arbitral or other suit, claim, charge, grievance, mediation, action, demand, investigation or proceeding of any nature (“Action”) pending or, to the knowledge of the Company, threatened, in each case, against the Company or any Company Subsidiary or any of their respective assets or properties and (b) neither the Company nor any Company Subsidiary, or any of their respective assets or properties, is subject to or bound by any outstanding judgment, order, writ, stipulation, settlement, award, arbitration award, finding injunction or decree (“Order”), in each case, which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.14 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) Each of the Company and each Company Subsidiary has been and is in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Environmental Permits;

(ii) None of the Company or any Company Subsidiary has received any notice of liability or claim or notice of violation from any Governmental Authority or other Person alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law;

(iii) None of the Company or any Company Subsidiary has entered into or agreed to any Order or is subject to any Action or Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the disposal, release, exposure to, investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no Action or Order is pending or, to the knowledge of the Company, threatened in writing with respect thereto; and

(iv) To the knowledge of the Company, none of the Company or any Company Subsidiary or any of their predecessors has treated, stored, disposed of, transported, handled, exposed any Person to, or released any Hazardous Materials, or owned or operated at any property or facility contaminated by any Hazardous Materials, in each case that has given rise to or would reasonably be expected to give rise to liabilities pursuant to Environmental Laws.

(b) The Company and the Company Subsidiaries have furnished to Parent all material environmental audits, reports and other material environmental documents in their possession, custody or control that relate to the Company, any Company Subsidiary or any of their affiliates or predecessors, or their past or current properties, facilities or operations.

(c) This Section 4.14 contains the sole representations and warranties of the Company with respect to environmental matters.

Section 4.15 Intellectual Property.

(a) Except for matters that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property used in or necessary to conduct the business of the Company and the Company Subsidiaries as that business is currently conducted (“Company Intellectual Property”), (ii) the operation of the business as currently conducted by the Company and the Company Subsidiaries does not infringe upon, dilute, misappropriate or otherwise conflict with the Intellectual Property of any other Person, (iii) during the two (2) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has (or has received any written notice alleging that the Company or any Company Subsidiary has) infringed upon, misappropriated, diluted or otherwise conflicted with any Intellectual Property right of any third party, and (iv) to the knowledge of the Company, no third party is currently infringing, diluting, misappropriating or conflicting with any Intellectual Property owned by the Company or any Company Subsidiary, except for non-commercial infringements by clips of advertisements owned by the Company or a Company Subsidiary posted by third parties on video sharing or social networking Internet sites.

(b) Section 4.15(b) of the Company Disclosure Letter lists all issued or registered Intellectual Property and applications therefor owned by the Company or any Company Subsidiary (indicating for each, as applicable, the owner(s), jurisdiction, and patent, registration and application numbers (as applicable)). All registrations owned by the Company or any of the Company Subsidiaries and set forth in Section 4.15(b) of the Company Disclosure Letter for the trademarks and service marks CPK and CALIFORNIA PIZZA KITCHEN are valid, subsisting, in full force and effect and, to the knowledge of the Company, enforceable. No loss of any material Company Intellectual Property is reasonably foreseeable. No material Company Intellectual Property is subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting in any material respect the use thereof.

(c) The computer hardware and software systems used by the Company and the Company Subsidiaries in the conduct of their business (collectively, the “Business Systems”) are sufficient in all material respects for the conduct of such business as conducted on the date of this Agreement. The Company and the Company Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and act in compliance therewith. In the last eighteen (18) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied to the Company’s reasonable satisfaction.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries maintain policies and procedures regarding data security that are commercially reasonable and in compliance with applicable Law and (ii) the Company and the Company Subsidiaries’ use and dissemination of personal information is in compliance with all the Company and the Company Subsidiaries’ privacy and related policies, terms of use and applicable Law. To the knowledge of the Company, there have been no security breaches relating to any personal information maintained by the Company or any Company Subsidiary.

Section 4.16 Assets and Properties.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth the address of all real property owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Owned Real Property”). With respect to each Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) except as set forth in Section 4.16(a) of the Company Disclosure Letter, the Company or the Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.16(b) of the Company Disclosure Letter sets forth the address of all leasehold or subleasehold estates held by the Company or any Company Subsidiary as of the date of this Agreement (i) that are operated as restaurants or venues or (ii) with an annual base rent in excess of $250,000 per year (the “Leased Real Property”). Except as set forth in Section 4.16(b) of the Company Disclosure Letter and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legally valid, binding, enforceable and in full force and effect and to the Company’s knowledge, there are no disputes with respect to such Lease; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and (iii) neither the Company or Company Subsidiary is in breach or default under such Lease, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens. Such personal property, Owned Real Property and Leased Real Property (taken as a whole) is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17 Taxes.

(a) The Company and each Company Subsidiary have duly and timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Taxes whether or not shown as due and payable on such filed Tax Returns have been paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP and the accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are complete and adequate to cover any liabilities for Taxes that are not yet due and payable.

(b) There are no audits, examinations, or other proceedings currently ongoing or pending with regard to any material Taxes of the Company or any Company Subsidiary; and neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes where any such waiver or extension is still in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (ii) the Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (iii) there are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements; (iv) neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years; (v) neither the Company nor any Company Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (B) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise (excluding customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily relating to

Taxes), or (C) is a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements between or among the Company and the Company Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes); (vi) neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Effective Time of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Effective Time or (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Effective Time; (vii) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated hereunder); and (viii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d) This Section 4.17 and Section 4.10 contain the sole representations and warranties of the Company with respect to Tax matters.

Section 4.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) neither the Company nor any Company Subsidiary is in breach of or default under any such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such insurance policies and (c) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.19 Franchise Matters.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound (other than any such agreements between a Person and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to any Person the right to develop or operate a business under the “California Pizza Kitchen” brand within one or more countries, states, provinces or other geographic areas, or at any specific location, including any of the following (each, a “Franchise”): “California Pizza Kitchen” full service restaurants, “California Pizza Kitchen” kiosks, and “California Pizza Kitchen” concessions or similar agreements (each, a “Franchised Restaurant”), together with all material amendments thereto (collectively, all such Contracts and related documents are referred to herein as “Specified Agreements”). Section 4.19(a) of the Company

Disclosure Letter sets forth the name, address and telephone number of each current Franchisee and identifies the top five Franchisees based upon the total royalties paid by each such Franchisee to the Company or its Subsidiaries during the fiscal year 2010.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no party to a Specified Agreement has notified the Company or any of its Subsidiaries in writing that it plans to close and not re-open its Franchised Restaurant, terminate its Specified Agreement, sell its Franchised Restaurant, not renew its Specified Agreement (when due or otherwise), cease to meet the obligations under its Specified Agreement or cease to operate, leave or abandon its Franchised Restaurant.

(c) Except as may be expressly granted in any Specified Agreements, neither the Company nor any Company Subsidiary has granted a protected territory, exclusive territory, right of first refusal, option area development right or other territorial arrangement (“Territorial Rights”) which (i) restrict the Company or any Company Subsidiary in its or their right to own, operate or license others to own or operate, any business or line of business or (ii) grant a right to any Franchisee or Developer the right to acquire additional Franchises or to expand any existing Territorial Rights.

(d) Section 4.19(d) of the Company Disclosure Letter sets forth a true and complete list of all countries, states, provinces or other geographic areas in which the Company is currently registered, or has filed for an exemption from registration, to sell Franchises, or has made valid business opportunity law exemption filings. The Company has made available to Parent true and complete copies of each FDD used to offer or sell Franchises within the United States and its territories or possessions and Disclosure Documents that the Company or any Company Subsidiary have used to offer or sell franchises in countries other than the United States and its territories or possessions, in each case since January 1, 2008. Since January 1, 2008, the Company and the Company Subsidiaries have not, in any such FDD or Disclosure Document or in any registration, application or filing with any Governmental Authority under any United States federal or state Franchise Law or under any Other Country’s Franchise Law or Regulation, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) The Company and each Company Subsidiary have, at all times since January 1, 2008, offered and sold Franchises (and otherwise conducted its or their Franchise business and activities) in compliance with all applicable Franchise Laws, Relationship Laws and any Other Country’s Franchise Law or Regulation except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any material Order with respect to the offer or sale of Franchises in any jurisdiction.

(f) To the knowledge of the Company, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Franchises at any time since January 1, 2008, including funds that Franchisees contributed for marketing, advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in compliance in all material respects with the Franchise Agreements.

(g) As used in this Section 4.19, the term “FDD” means any franchise disclosure document used by the Company or any Company Subsidiary in connection with the offer or sale of franchises in the United States and its territories and possessions. “Disclosure Document” means any franchise disclosure document used by the Company or any Company Subsidiary in connection with the offer or sale of franchise, in any jurisdiction outside of the United States and its territories and possessions. The term “Franchisee” means a Person other than the Company or any Company Subsidiary that is granted a right (whether directly by the Company or any Company Subsidiary) to operate a Franchised Restaurant within a specific geographic area or at a specific location. The term “Developer” means a Person other than the Company or any Company Subsidiary that is granted a right (whether directly by the Company or any Company Subsidiary) to develop one or more Franchised Restaurants within a specified geographic area or at a specific location. The term “Franchise Laws” means the FTC Rule and any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising”, 16 CFR Part 436. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or similar Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator. The term “Other Country’s Franchise Law or Regulation” means the franchise law or regulation of any other jurisdiction other than the United States regulating the offer or sale of franchises, including any pre-sale registration or disclosure law.

Section 4.20 Quality and Safety of Food and Beverage Products. Since January 1, 2009, (a) there have been no recalls of any food or beverage product of the Company or any Company Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Company Subsidiary ; and (b) to the knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except in each case of (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.21 Affiliate Transactions. Except as set forth in Section 4.21 of the Company Disclosure Letter and except as disclosed in the Company SEC Filings filed prior to the date hereof, no executive officer or director of the Company or any Company Subsidiary, or, to the knowledge of the Company, any Person who beneficially owns five (5) percent or more of the Company Common Stock as of the date hereof, or any of their respective Affiliates or immediate family members of the foregoing, is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets, has any material interest in any material property owned or leased by the Company or any of the Company Subsidiaries, or has engaged in any transaction with any of the foregoing within the three-year period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.22 Certain Business Practices. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries (nor any of their respective officers, directors or employees, while acting on behalf of the Company or the Company Subsidiaries) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of the Laws of any federal, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

Section 4.23 Voting Requirements. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.10, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approval”) is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to approve and consummate the transactions contemplated hereby.

Section 4.24 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.10, to the knowledge of the Company, no Takeover Laws apply or purport to apply to the Company with respect to this Agreement, the Support Agreements, the Offer, the Top-Up, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.25 Fairness Opinion. Moelis & Company LLC (the “Financial Advisor”) has delivered to an authorized committee of the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement (the “Fairness Opinion”), that, as of such date, the Offer Price to be received by the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Holders as defined therein). A signed true and complete copy of the Fairness Opinion will be provided to Parent as soon as reasonably practicable after the date of this Agreement for informational purposes only.

Section 4.26 Brokers and Other Advisors. Other than the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the

Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Prior to the date hereof, the Company has provided to Parent a copy of any engagement or similar letter with the Financial Advisor with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.27 Rule 14d-10 Matters. All amounts payable to holders of Company Common Stock and other Equity Interests of the Company (“Covered Securityholders”) pursuant to the Company Benefit Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of the applicable Nasdaq rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan, (B) the treatment of the Company Stock Options and Company Restricted Stock in accordance with the terms set forth in this Agreement and the Support Agreements, as applicable, the applicable Company Stock Plan and any applicable Company Benefit Plans and (C) each other Company Benefit Plan set forth in Section 4.27 of the Company Disclosure Letter, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) (2) under the Exchange Act with respect to the foregoing arrangements.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries with respect to any other information provided to Parent or Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary, Representative of the Company or Affiliate of the Company will have or be subject to any liability to Parent, Sub or any other Person resulting from the distribution to, or use by, Parent, Sub or any Parent Representative of any information provided to Parent, Sub or any Parent Representative by the Company, any Company Subsidiary or any Company Representative, including any information, documents, projections, forecasts, business plans or other material made available in the “virtual data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. The Company acknowledges that

Parent and Sub have entered into this Agreement in reliance on the accuracy of the representations and warranties contained herein.

ARTICLE V

Representations and Warranties of Parent and Sub

Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted.

Section 5.02 Authority. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Sub, as applicable, and the consummation by Parent and Sub of the transactions contemplated by, and compliance with the provisions of, this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub and no stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, except, in the case of the Merger, if required by applicable Law, the adoption of this Agreement (following its execution) by Parent as the sole stockholder of Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement is a legally valid and binding obligation of the Company, constitutes a legally valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to the Enforceability Exception.

Section 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (tangible or intangible) of Parent or Sub under (other than any such Lien created as a result of any action taken by the Company or any Company Subsidiary), any provision of (a) Parent’s certificate of incorporation, Parent’s bylaws, Sub’s certificate of incorporation or Sub’s bylaws, (b) assuming that all consents, approvals, authorizations and permits described in Section 5.03(b) have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.03(b) have been made and any waiting periods thereunder have terminated or expired prior to the Acceptance Time, any Law applicable to Parent or Sub or by which any property or asset of Parent or Sub is bound, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, Permit or other legally binding obligation to which Parent or Sub is a party, except, as to clauses (b) and (c), respectively, for any such conflicts, violations, defaults, rights, losses or Liens which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order, waiver or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings, (ii) the filing with the SEC of the Offer Documents, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, waivers, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04 Financing. Parent has delivered to the Company complete and correct copies of (i) the executed commitment letter, dated as of the date hereof, from Sponsor (the “Equity Commitment Letter”) to provide, subject to the terms and conditions therein, financing in the aggregate amount set forth therein (the “Equity Financing”), and (ii) the executed commitment letter and the Redacted Fee Letter, each dated as of the date hereof, from General Electric Capital Corporation, GE Capital Markets, Inc. and Jefferies Finance LLC (collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitments”) to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, none of the Financing Commitments has been amended or modified, no such amendment or modification is presently contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and, as of the date hereof, the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of Parent and Sub, subject to the Enforceability Exception, and (in the case of the Debt Commitment Letter only, to the knowledge of Parent and Sub) the other parties thereto. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), the net proceeds of the Financing if funded in accordance with the Financing Commitments are, in the aggregate, sufficient for Sub and the Surviving Corporation to pay the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts required to be paid pursuant to Section 3.04, and all fees and expenses directly related to the Debt Financing required to be paid by Parent, Sub and the Surviving Corporation. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Sub or Sponsor (in the case of Parent and Sponsor, only with respect to the Equity Commitment Letter) under the Financing Commitments or, to the knowledge of Parent and Sub, any other party thereto. As of the date of this Agreement, neither Parent nor Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Parent or Sub on the date of the Closing. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Financing available to Parent on the terms in the Financing Commitments. As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings, to which Parent or Sub or any of their Affiliates is a party, that could increase the conditionality or reduce the amount of the Debt Financing.

Section 5.05 Limited Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guarantees duly executed by the Guarantors with respect to certain matters on the terms specified therein. Each Limited Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Guarantors party thereto in favor of the Company, subject to the Enforceability Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under such Limited Guarantee.

Section 5.06 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent or Sub, threatened against Parent, Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no Order outstanding against Parent, Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of its Subsidiaries expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.08 Operation and Ownership of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement and the Financing. Parent owns, beneficially and of record, all the outstanding shares of capital stock of Sub, free and clear of all Liens (other than any Liens created pursuant to the Financing).

Section 5.09 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 5.10 Ownership of Company Common Stock. None of Parent, Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.11 Solvency. Neither Parent nor Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. After giving effect to the transactions contemplated by this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts required to be paid pursuant to Section 3.04 hereof, and all related fees and expenses required to be paid by Parent, Sub and the Surviving Corporation in connection with the Offer, the Merger, the Financing and the other transactions contemplated hereby and thereby, and assuming the satisfaction of the conditions to Parent’s obligations to consummate the Offer and/or the Merger (as applicable), the Surviving Corporation will be Solvent as of and after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 5.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Company acknowledges that none of Parent, Sub or any other Person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company.

ARTICLE VI

Covenants Relating to Conduct of Business

Section 6.01 Conduct of Business.

(a) Except as set forth in Section 6.01 of the Company Disclosure Letter, expressly contemplated, required or permitted by this Agreement, required by Law or consented to in writing by Parent (which shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with each of the Franchisees, customers, key employees, suppliers, licensors, licensees, distributors, wholesalers, lessors and others with whom the Company and the Company Subsidiaries has material business dealings and (z) comply with applicable Law, in each case consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly contemplated, permitted or required by this Agreement, required by Law or consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed, except that in the cases of clauses (i), (ii) , (iii), (iv), (v), (xii) and (xix) of this Section 6.01, consent shall be in Parent’s sole discretion), during the period from the date of this Agreement to the earlier of the Acceptance Time and the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, do, or agree to do, any of the following:

(i) amend its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary (other than (x) pursuant to requirements of contracts of the Company or any Company Subsidiary and that have been disclosed or made available to Parent, in each case as in existence on the date of this Agreement and on the terms in effect on the date hereof, and (y) pursuant to the vesting and/or exercise of Company Stock Options that are in existence on the date of this Agreement and that have been disclosed or made available to Parent and on the terms in effect on the date hereof, and) or (B) sell, pledge, dispose of, abandon, transfer, lease, sublease, assign, license, guarantee or encumber, or authorize the sale, pledge, disposition, abandonment, transfer, lease, sublease, license, guarantee or encumbrance of, any property, rights or assets (tangible or intangible) of the Company or any Company Subsidiary having a current value in excess of $250,000 individually or $1,000,000 in the aggregate or any material Company Intellectual Property (other than sales of inventory or non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice and other than Permitted Liens);

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interest or set any record date therefor (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock or other Equity Interest;

(iv) reclassify, combine, split or subdivide any of its capital stock or other Equity Interest or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock, other Equity Interests or other securities;

(v) repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options in accordance with their terms as in effect on the date hereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans in accordance with their terms as in effect on the date hereof, and (C) the acquisition by the Company of Company Stock Options or Company Restricted Stock in connection with the forfeiture of such awards in accordance with their terms as in effect on the date hereof;

(vi) acquire (including by merger, consolidation or acquisition of Equity Interests) any Equity Interest in or material assets of any business or any division thereof, or make any loan, advance or capital contribution to, or investment in, any business or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are in the ordinary course consistent with past practice and are for consideration not in excess of $100,000 individually, or $250,000 for all such transactions by the Company and the Company Subsidiaries in the aggregate, and except for intercompany loans, advances, contributions, acquisitions or investments between or among the Company and wholly-owned Company Subsidiaries and not involving any Third Party;

(vii) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except for (A) indebtedness incurred under the Company’s existing credit facilities as in effect on the date hereof not in excess of $250,000 at any time outstanding, and (B) advances to employees for expenses in the ordinary course of business consistent with past practice and in compliance in all material respects with the Company’s policies related thereto;

(viii) grant any Lien on any of its assets, other than Liens granted in connection with any indebtedness permitted under Section 6.01(a)(vii)(A) and Permitted Liens;

(ix) except in the ordinary course of business consistent with past practice, (A) enter into, terminate or materially amend or modify any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, (B) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any Company Subsidiary or liability or obligation owing to the Company or any Company Subsidiary under, any Company Material Contract, or (C) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated in this Agreement (including in combination with any other event or circumstance);

(x) make any change in accounting policies, procedures, principles, practices or methods except as may be required by GAAP, Statutory Accounting Practices, by a Governmental Authority of competent jurisdiction or as a result of a change in Law;

(xi) adopt or amend in any material respect any Company Benefit Plan, increase the compensation or fringe benefits of any director, officer or employee of the Company or any Company Subsidiary or pay any benefit not provided for by any existing Company Benefit Plan, in each case except (a) as reasonably necessary to comply with applicable Law, (b) in connection with entering into or extending any employment or other compensatory agreements with individuals other than the “named executive officers” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act) or directors of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice and with respect to employees or service providers having an annual base salary and incentive compensation opportunity not to exceed $200,000, or (c) the termination or amendment of any Company Benefit Plan that may be subject to Section 409A of the Code consistent with Section 409A of the Code and any guidance issued thereunder in order to cause such Company Benefit Plan to comply with Section 409A of the Code, provided that such termination or amendment shall not materially increase any compensation, benefits or liabilities thereunder;

(xii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(xiii) make, or make any commitment with respect to, any single capital expenditure in excess of $250,000 or capital expenditures for the Company and the Company Subsidiaries in excess of $1,000,000 in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2011 previously made available to Parent;

(xiv) enter into any new line of business outside of its existing business;

(xv) settle, release, waive or compromise any pending or threatened Action against the Company or any of the Company Subsidiaries (A) for an amount in excess of $250,000 individually or $500,000 in the aggregate, (B) entailing the incurrence of (1) any obligation or liability of the Company in excess of such amounts set forth in clause (A) immediately above, including costs or revenue reductions, or (2) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries or their use of any Company Intellectual Property;

(xvi) make any material tax election, settle or compromise any material tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Company SEC Filings, change an annual accounting period for tax purposes, or adopt or change any accounting method for tax purposes, other than in the ordinary course of business consistent with past practice;

(xvii) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(xviii) implement or announce any material reductions in labor force, mass lay-offs, early retirement programs, new severance programs or policies concerning employees of the Company or any Company Subsidiary (excluding routine employee terminations or terminations as determined in the sole discretion of the Company);

(xix) (A) amend or modify the letter of engagement of the Financial Advisor in a manner that materially increases the fee or commission payable by the Company or (B) engage any other financial advisor in connection with the Offer, the Merger or other Acquisition Proposals;

(xx) amend or modify in any material respect or terminate any Lease, or enter into any new Lease (except in the ordinary course of business consistent with past practice), or enter into any Contract for the purchase or sale of real property; or

(xxi) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clause (i)–(xx).

(b) Notice of Changes. The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any Offer Condition or any condition precedent set forth in Section 8.01 or Section 8.02. Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 8.01 or Section 8.03; provided, however, that the delivery of any notice pursuant to this Section 6.01(b) shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to any Party.

Section 6.02 No Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (i) the termination of this Agreement pursuant to Section 9.01 hereof and (ii) the Effective Time, the Company shall not, and shall cause the Company Representatives and the Company Subsidiaries to not:

(i) initiate, solicit, propose, knowingly encourage (including by providing information) or knowingly facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any Company Subsidiary to any Person in connection with or for the purpose of facilitating any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide or waive restrictions on the use of any information or data concerning the Company or any Company Subsidiary to any Person pursuant to any commercial arrangement, joint venture arrangement or other existing agreement or arrangement with the intention to facilitate an Acquisition Proposal;

(iii) grant any waiver, amendment or release under any standstill agreement or Takeover Laws for the purpose of allowing a Third Party to make an Acquisition Proposal (including providing consent or authorization to any Person to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board or any member thereof);

(iv) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement as contemplated by Section 6.02(b)) relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing.

The Company shall, and shall cause the Company Representatives and Company Subsidiaries to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and promptly thereafter, deliver a written notice to each such Person, and to any other Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries.

(b) Notwithstanding anything to the contrary contained in Section 6.02(a), at any time prior to the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval), the Company, the Company Subsidiaries and the Company Representatives may, subject to compliance with this Section 6.02(b):

(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal does not arise out of any breach of this Section 6.02) if and only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available (which may be by posting to the “virtual data room” available to Parent and its Representatives) to Parent any information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives;

(ii) engage or participate in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal;

(iii) grant a limited waiver, amendment or release under any standstill agreement for the sole purpose of allowing a Third Party to make a private and confidential unsolicited written Acquisition Proposal to the Company Board; or

(iv) resolve or agree to do any of the foregoing actions set forth in clauses (i), (ii) or (iii);

provided that, prior to taking any action described in Section 6.02(b)(i), Section 6.02(b)(ii), Section 6.02(b)(iii) or Section 6.02(b)(iv) above, (A) the Company Board (or any authorized committee thereof) shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws, and (B) the Company Board (or any authorized committee thereof) shall have determined in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(c) Except as expressly provided by Section 6.02(d), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in any manner adverse to Parent or Sub, the Recommendation with respect to the Offer or the Merger, (B) adopt, approve or recommend or publicly propose to adopt, approve or recommend an Acquisition Proposal, (C) (1) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days after Parent so requests in writing or (2) fail to publicly reaffirm the Recommendation within five (5) Business Days after Parent so requests in writing; provided that, other than in connection with a competing Acquisition Proposal, Parent may only make two (2) such requests, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Recommendation in the Schedule 14D-9 or the Proxy Statement, if applicable, or (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(b)), it being understood that, for the avoidance of doubt, neither the approval or delivery of a Determination Notice shall be, by itself, deemed a Company Adverse Recommendation Change (any action described in clauses (A) through (F), a “Company Adverse Recommendation Change”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or similar definitive Contract with respect to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(b)) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval),

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of any breach of this Section 6.02) from any Person that has not been withdrawn and that the Company Board (or any authorized committee thereof) concludes in good faith constitutes a Superior Proposal, (x) the Company Board (or any authorized committee thereof) may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(A) the Company Board (or any authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Laws;

(B) the Company shall have complied with all of its obligations under this Section 6.02 with respect to such Superior Proposal;

(C) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five (5) business days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of any breach of this Section 6.02) that the Company Board (or any authorized committee thereof) has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board (or any authorized committee thereof) has determined to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 6.02(d), which notice shall specify the identity of the Person or group of Persons making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(D) prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board (or any authorized committee thereof) has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.02 (including Section 6.02(d)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby; provided, further, that the Notice Period with respect to any new Determination Notice delivered pursuant to the immediately preceding proviso shall be reduced from five (5) Business Days to three (3) Business Days; and

(E) in the case of any action contemplated by clause (y) of this Section 6.02(d), the Company shall concurrently terminate this Agreement in accordance with Section 9.01(f), including the payment of the Company Termination Fee in accordance with Section 9.03(b); or

(ii) other than in connection with an Acquisition Proposal, the Company Board may take the actions specified in clauses (A), (C)(2) or (E) of Section 6.02(c)(i) (“Intervening Event Change of Recommendation”) in response to an Intervening Event if the Company Board shall have determined in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Laws, if and only if:

(A) the Company shall have provided a Determination Notice to Parent for at least the Notice Period to the effect that the Company Board has determined to effect an Intervening Event Change of Recommendation, which notice shall specify the Intervening Event in reasonable detail (and provided that any material change to the facts and circumstances relating to such Intervening Event Change of Recommendation shall require a new notice and a new Notice Period);

(B) prior to effecting such Intervening Event Change of Recommendation, the Company shall, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Change of Recommendation; and

(C) at or following the end of such Notice Period, the Company Board determines in good faith, after consultation with its outside legal counsel, that such Intervening Event continues to necessitate an Intervening Event Change of Recommendation (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent).

None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person providing that the Company is not permitted to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change, Intervening Event Change of Recommendation or prior notice of its intention to terminate this Agreement in light of a Superior Proposal, or limiting its ability to give such notice, in each case in accordance with this Section 6.02(d).

(e) Nothing contained in this Section 6.02 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Recommendation within five (5) Business Days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) The Company agrees that it shall promptly (and, in any event, within one (1) Business Day of the Company’s knowledge of any such event) notify Parent if (x) any proposals or offers with respect to an Acquisition Proposal are received by, (y) in connection with any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, any non-public information is requested from or (z) any discussions or negotiations are sought to be initiated or continued in connection with the submission of an Acquisition Proposal with, the Company, any Company Subsidiary or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of any material developments or modifications to the terms of any such proposals or offers and the status of any such material discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within one (1) Business Day after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Company, any Company Subsidiary or any Company Representative in connection with any Acquisition Proposal.

(g) No Company Adverse Recommendation Change or Intervening Event Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to the transactions contemplated by this Agreement and the Support Agreements.

(h) The Company agrees that in any event any Company Subsidiary or Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 6.02, the Company shall be deemed to be in breach of this Section 6.02.

ARTICLE VII

Additional Agreements

Section 7.01 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Preparation of Proxy Statement. As soon as practicable after the date hereof (and in any event, but subject to Parent’s timely performance of its obligations under Section 7.01(b), within fifteen (15) Business Days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 6.02(d), the Proxy Statement shall include the Recommendation with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information expressly supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of Nasdaq. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.

(b) Covenants of Parent with Respect to the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c) Mailing of Proxy Statement; Stockholders’ Meeting. If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, then the Company shall have the right, at any time after the latest of (i) the Initial Expiration Date, (ii) three (3) Business Days after the Proxy Statement Clearance Date and (iii) July 14, 2011, to (and Parent and Sub shall have the right, at any time beginning three (3) Business Days after the Proxy Statement Clearance Date, to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within ten (10) Business Days), (x) establish a record date (which record date shall be as soon as legally permissible) for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (y) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and any adjournments of such meetings shall require the prior written consent of the Parent other than in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one (1) time (for a period of not more than thirty (30) calendar days but not past seven (7) Business Days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 8.01(a) will be satisfied at such meeting. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company’s By-Laws. Unless the Company Board shall have withdrawn, modified or qualified its Recommendation thereof or otherwise effected a Company Adverse Recommendation Change or Intervening Event Change of Recommendation, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of Nasdaq. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected a Company Adverse Recommendation Change or Intervening Event Change of Recommendation or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than (i) procedure matters and (ii) an advisory vote with respect to golden parachute compensation arrangements in accordance with applicable federal securities Laws) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(d) Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries or their respective officers or directors should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other Parties. Each of Parent, Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such Party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Short Form Merger. Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Affiliates shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL.

Section 7.02 Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom Parent reasonably requests access (but not including, unless consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed), access to perform physical or environmental examinations to take samples of soil, ground water, air or products), and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party (with respect to each of clauses (i) and (ii) above, it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to cause such a jeopardy, breach, waiver or violation). No investigation or access permitted pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Except for disclosures expressly permitted by the Confidentiality Agreement, Parent shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to keep confidential and not disclose, all Evaluation Material (as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives.

Section 7.03 Reasonable Best Efforts; Approvals; Transaction Litigation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) take all acts necessary to cause (A) in the case of the Company, the Offer Conditions and the conditions to the Merger Closing set forth in Section 8.01 or Section 8.02 to be satisfied, or (B) in the case of Parent and Sub, the conditions to the Merger Closing Section 8.01 or Section 8.03 to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all necessary consents, approvals, orders, waivers and authorizations of, actions or nonactions by, any Governmental Authority or any third party and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and each Foreign Merger Control Law) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by, any Governmental Authority; (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; and (iv) vigorously defend or contest any claim, suit, action or other proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or any Transaction Litigation; provided, however, that all obligations of the Company, Parent and Sub relating to the Financing shall be governed exclusively by Section 7.08 and Section 7.09, and not this Section 7.03. “Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree and acknowledge that neither this Section 7.03 nor the “reasonable best efforts” standard shall require, or be construed to require Parent or the Company or any of their respective Subsidiaries or other Affiliates, in order to obtain any required approval from any Governmental Authority or any Third Party, to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Acceptance Time or the Effective Time, of any material assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other material action or agree or consent to any material limitations or restrictions on freedom of actions with respect to, or its ability, in any material respect, to retain, or make material changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), if any of the actions in the foregoing clauses (i) and (ii) of this sentence would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(d) Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.

(e) Each Party shall keep the other Parties reasonably informed, but only to the extent that doing so would not, in the reasonable judgment of such Party, jeopardize any privilege of the Party with respect thereto regarding any such Transaction Litigation; it being agreed that each Party will also cooperate with the other Parties to permit such inspection of or to disclose such information on a basis that does not compromise or waive such privilege with respect thereto. The Company shall promptly advise Parent orally and in writing and the

Company shall cooperate fully with Parent in connection with, and shall consult with and permit Parent and its Representatives to participate in, the defense, negotiations or settlement of any Transaction Litigation and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any Company Subsidiary nor any of its or their Representatives to, compromise, settle, come to a settlement arrangement regarding any Transaction Litigation hereby or consent thereto unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld or delayed.

(f) Prior to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company and of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

(g) The Company shall (i) not terminate or amend any of the Support Agreements without Parent’s consent in Parent’s sole discretion and (ii) enforce its rights under the Support Agreements as directed by Parent in Parent’s sole discretion.

Section 7.04 State Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent or Sub, the Agreement, the Support Agreements, the Offer, the Merger or the Top-Up, including the acquisition of shares of Company Common Stock pursuant thereto, or any other transaction contemplated by this Agreement, then the Company and the Company Board, as applicable, shall take all action necessary to ensure that the Offer, the Top-Up, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Support Agreements, the Offer, the Merger, the Top-Up and the other transactions contemplated hereby.

Section 7.05 Employee Benefits.

(a) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (including the Surviving Corporation) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of or after the Effective Time (including any Company Benefit Plan) (such plans, the “New Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, prior to the Effective Time (to the extent recognized prior to the Effective Time under a similar Company Benefit Plan), for purposes of eligibility to participate and vesting and for purposes of determining severance amounts to which a Company Employee is entitled.

(b) From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, shall honor, and Parent shall cause the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, to honor, in accordance with their terms, all individual employment, deferred compensation, severance and change of control agreements, plans or policies between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary in existence on the date of this Agreement and disclosed in the Company Disclosure Letter.

(c) From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, shall, and Parent shall cause the Company, the Surviving Corporation or any Parent Subsidiary to, provide or pay when due to any current or former director, officer or employee of the Company or any Company Subsidiary, all benefits and compensation pursuant to the Company Benefit Plans or any other compensatory programs and arrangements of the Company or any Company Subsidiary disclosed in the Company Disclosure Letter and in effect on the date of this Agreement earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 7.05).

(d) For a period of one (1) year after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each Company Employee with a base salary or regular hourly wage, whichever is applicable, bonus opportunity (excluding, for the avoidance of doubt, compensation based on stock or other equity securities and change in control bonuses) and benefits that, in the aggregate, are substantially comparable to the base salary or hourly wage, as applicable, bonus opportunity and benefits provided to such employee by the Company or any Company Subsidiary immediately prior to the Effective Time (but disregarding equity incentive arrangements, change in control bonuses, supplemental executive retirement benefits and any benefits that may result in excise taxes being imposed on the Company or the Surviving Corporation).

(e) Nothing in this Agreement shall require the continued employment of any Company Employee after the Effective Time.

(f) The Parties acknowledge and agree that all provisions contained in this Section 7.05 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other Person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee or any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or other agreement or arrangement providing compensation or benefits (or shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan) or any employee benefit plan of Parent or its Subsidiaries, or (iii) shall limit the right of Parent or its Subsidiaries to amend, terminate or otherwise modify any employee benefit plan of Parent or its Subsidiaries following the Effective Time.

Section 7.06 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director or officer (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company By-Laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any Company Subsidiary which has been made available to Parent prior to the date hereof shall survive the Merger and continue in full force and effect in accordance with their respective terms. For a period of six (6) years after the Effective Time, Parent shall not amend, repeal or otherwise modify the certificate of incorporation or bylaws of the Surviving Corporation in any manner that would adversely affect the rights thereunder of any Indemnified Parties with respect to indemnification, exculpation and limitation of liabilities of the Indemnified Parties and advancement of expenses.

(b) Without limiting Section 7.06(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth in Section 7.06(b) of the Company Disclosure Letter, from and after the Effective Time, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), or officer of the Company, any of its Subsidiaries or any of their respective predecessors, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Any determination of entitlement to indemnification under the preceding sentences shall be made by an independent counsel selected jointly by the Surviving Corporation and such Indemnified Party. None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been or may be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent (which consent is not to be unreasonably withheld). No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been or may be sought by such Indemnified Party hereunder unless Parent or the Surviving Corporation consents in writing to such settlement, compromise or consent (which consent is not to be unreasonably withheld). Each of Parent, the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any matter for which such Indemnified Party has validly sought indemnification under such indemnification agreement. Parent’s and the Surviving Corporation’s obligations under this Section 7.06(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights hereunder in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each Person who is covered by such policies on the date of this Agreement on terms with respect to such coverage and amounts at least as favorable as those of such policies in effect on the date of this Agreement; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence; provided, further, that, any such tail policy may not be amended, modified or cancelled or revoked by the Company, Parent or the Surviving Corporation in any manner that is adverse to the beneficiaries. In the event the Company does not obtain such “tail” insurance policies, then, for a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policies in effect on the date of this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (which amount the Company represents and warrants is set forth in Section 7.06(c) of the Company Disclosure Letter); and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided further that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable in the aggregate to any Indemnified Party.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and other assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, the Surviving Corporation or Parent, respectively, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.06 unless assumed by operation of Law.

(e) From and after the Effective Time (but not prior thereto), the provisions of this Section 7.06 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs. The provisions of this Section 7.06 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.07 Public Announcements.

(a) Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, including the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for in connection with an Adverse Recommendation Change or an Intervening Event Change of Recommendation, subject to compliance with Section 6.02(d). The Parties agree that the initial press release to be issued with respect to the Offer, the Merger and the other transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties.

(b) Upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentations to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Offer and Merger, and (ii) the Company shall request a meeting with RiskMetrics Group for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s stockholders, if such adoption is necessary; provided that the foregoing obligations shall not apply in the event the Company Board shall have made a Company Adverse Recommendation Change or Intervening Event Change of Recommendation.

Section 7.08 Financing.

(a) Each of Parent and Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments (or on terms no less favorable to Parent and Sub with respect to the conditionality and amount (including the amount of fees to be paid or original issue discount) thereof), including using commercially reasonable efforts to seek to enforce its rights under the Debt Commitment Letter in the event of a material breach thereof by the Debt Financing provider(s) thereunder, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under (x) the Equity Commitment Letter (other than to increase the amount of the Equity Financing) or (y) the Debt Commitment Letter (except in compliance with the flex provisions of the Redacted Fee Letter in effect as of the date hereof), if such amendment, modification or waiver reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount), amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the Offer Closing Date or the Merger Closing Date or make the funding of the Debt Financing less likely to occur, adversely impacts the ability of any Party hereto to enforce or cause the enforcement of the rights of Parent or Sub under any of the Debt Commitment Letter or the definitive agreements relating thereto or imposes additional material obligations on the Company, the Company Subsidiaries or Affiliates of the Company prior to the earlier of the Offer Closing Date and the Effective Time; provided, however, that Parent and Sub may amend or restate the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof. Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver. Each of Parent and Sub shall use its reasonable best efforts (i) to maintain in effect the Financing Commitments and to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (or on terms no less favorable to Parent and Sub), (ii) to satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control, (iii) upon satisfaction of such conditions, to consummate the Financing at or prior to the Offer Closing (with respect to amounts required to consummate the Offer, if the Offer Termination has not occurred) and the Merger Closing (with respect to amounts required to consummate the Merger and make other payments due at such time in accordance with the terms hereof) and (iv) to comply with its obligations under the Financing Commitments.

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions (such terms and conditions to include flex provisions contained in the Redacted Fee Letter) contemplated by the Debt Commitment Letter, (i) Parent and Sub shall promptly notify the Company and (ii) Parent and Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby with terms and conditions that are not materially less favorable from the standpoint of Parent, Sub and the Company than the terms and conditions set forth in the Debt Commitment Letter (giving effect to any applicable flex provisions) as promptly as practicable following the occurrence of such event (the “Alternative Debt Financing”). Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment (“New Debt Commitment Letter”) (together with a redacted copy of any related fee letter) to the Company. For purposes of this Section 7.08, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified or replaced by this Section 7.08 and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 7.08.

(c) Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing and shall give the Company prompt notice: (i) of any breach of any material provisions of any of the Financing Commitments or definitive document related to the Financing by any party to any Financing Commitments or definitive document related to the Financing of which it has actual knowledge; (ii) of the receipt of any written notice or other written communication from a financing source for the Financing with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Commitments or any definitive document related to the Financing or any material provisions of the Financing Commitments or any definitive document related to the Financing; and (iii) of the occurrence of an event or development that Parent or Sub expects to have a material and adverse impact on the ability of Parent or Sub to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.08 shall require, and in no event shall the reasonable best efforts of Parent or Sub be deemed or construed to require, either Parent or Sub to seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment, or (ii) pay any fees materially in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise).

Section 7.09 Financing Cooperation.

(a) Prior to the Effective Time, the Company and the Company Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent and Sub all cooperation that is reasonably requested by Parent and that is customary in connection with the arrangement of debt and equity financings in acquisition transactions; provided, however, that no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Such cooperation shall include, without limitation, (i) furnishing Parent, Sub and their Financing sources as promptly as practicable with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested in writing by Parent and identifying any portion of such information that constitutes material non-public information, (ii) in each case, upon reasonable notice and in reasonably convenient locations, making senior management of the Company available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Financing, (iii) assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings form ratings agencies), offering documents, private placement memoranda, bank information memoranda, prospectuses and all other material to be used in connection with the Financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (iv) using reasonable best efforts to obtain accountant’s comfort letters as reasonably requested by Parent, (v) taking all corporate actions, subject to and only effective upon the occurrence of the earlier of the Acceptance Time and the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the earlier of the Acceptance Time and the Effective Time, (vi) within thirty-five (35) days after the end of each fiscal month, providing unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows to the extent the Company customarily prepares such financial statements, (vii) filing a Quarterly Report on Form 10-Q within forty (45) calendar days after the end of each fiscal quarter end, which shall comply as to form in all material respects with the applicable requirements of the Exchange Act and shall contain the Company’s unaudited financial statements, (viii) permitting officers of the Company who will be officers of the Surviving Corporation after the Effective Time to execute and deliver any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief executive officer or chief financial officer of the Company with respect to solvency matters and using reasonable best efforts to obtain consents of accountants to use their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral and (ix) otherwise taking actions within its control to cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document related to the Financing; provided, however, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the earlier of the Acceptance Time and the Effective Time, and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee, pay any expense (other than as provided in this Agreement) or incur any other obligation or liability in connection with the Financing prior to the earlier of the Acceptance Time and the Effective Time.

(b) The Company hereby consents to the use of its and its Subsidiaries’ trademarks, service marks or logos in connection with the Debt Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(c) Nothing in this Section 7.09 shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Parent), (ii) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Laws or result in the material contravention of, or that would reasonably be expected to result in a material violation or breach of, or default under, any material Contract to which the Company or any of its Subsidiaries is a party (in each case prior to the earlier of the Acceptance Time and the Effective Time) or (iii) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with any cooperation expressly required by or requested in accordance with this Section 7.09. Parent and Sub shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all liabilities, losses, damages, claims, reasonable costs and expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (other than arising from (x) fraud, gross negligence, willful misconduct or intentional misrepresentation or (y) misstatements or omissions in written historical information of the type prepared by the Company and the Company Subsidiaries in the ordinary course of business that is provided by the Company or any Company Subsidiary specifically for use in connection with the Debt Financing) to the fullest extent permitted by applicable Law and with appropriate contribution to the extent such indemnification is not available, and the Limited Guarantees shall guarantee the obligations of Parent and Sub pursuant to this paragraph of this Section 7.09.

Section 7.10 Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 7.10 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 7.11 Rule 16b-3 Matters. The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.12 FIRPTA Certificate. The Company shall deliver to Parent, at the earlier of the Offer Closing Date and the Effective Time, a properly completed and executed certificate to the effect that the Common Stock of the Company is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

Section 7.13 Tax Matters. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes incurred by the Company or any Company Subsidiary in connection with this Agreement and the other transactions contemplated hereby (“Transfer Taxes”) shall be paid by Parent. Parent shall be responsible for filing all Tax Returns related to Transfer Taxes. All Parties hereto shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

Section 7.14 Credit Agreement. At or immediately prior to the earlier of the Acceptance Time and the Effective Time, the Company shall deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in form and substance reasonably acceptable to Parent and the Company from the administrative agent under the Credit Agreement, and shall make arrangements for the release of all liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing its obligations under the Credit Agreement, together with the return of any collateral in the possession of the administrative agent at or as soon as practicable following the earlier of the Acceptance Time and the Effective Time (subject to delivery of funds as arranged by Parent).

Section 7.15 Minority Interests in Company Subsidiaries. At Parent’s request, the Company shall use its reasonable best efforts to effectuate the transfer of any Equity Interests of CPK of Annapolis, Inc., CPK Hunt Valley, Inc. or any other Company Subsidiary that are held by any Person other than the Company or any wholly owned Company Subsidiary to Persons designated by Parent, including the execution of appropriate documentation related thereto, which transfer shall be effective no later than (but conditioned on) the Acceptance Time or, if the Offer Closing shall not occur, the Effective Time. In connection with any such request, Parent agrees to use its reasonable best efforts to provide, or cause to be provided, any information or other assistance required by any Governmental Authority or third-party or otherwise reasonably requested by the Company in order to facilitate any such transfer.

Section 7.16 Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 7.17 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the earlier of the Acceptance Time and the Effective Time. Prior to the earlier of the Acceptance Time and the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

ARTICLE VIII

Conditions Precedent

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. If required by applicable Law, the Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. Unless the Offer has closed, the waiting period applicable to the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, Law or other Judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger.

(d) Purchase of Company Common Stock in the Offer. Unless the Offer Termination shall have occurred, Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Section 8.02 Conditions to Obligations of Parent and Sub to Effect the Merger. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.04, Section 4.10(e), Section 4.10(i), Section 4.23, Section 4.24 and Section 4.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, (ii) set forth in Section 4.03 shall be true and correct in all respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $1,000,000, (iii) set forth in Section 4.09(i) shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date without disregarding the “Company Material Adverse Effect” qualification set forth therein and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have (i) a Company Material Adverse Effect of a type described in clause (a) of the definition thereof or (ii) a Company Material Adverse Effect that would prevent the consummation by the Company of the Merger, and, in each case, Parent shall have received a certificate signed on behalf of the Company the chief executive officer or chief financial officer thereof to such effect.

Section 8.03 Conditions to Obligation of the Company to Effect the Merger. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

Section 8.04 Frustration of Closing Conditions. Neither Parent nor Sub may rely on the failure of any condition set forth in Sections 8.01 or 8.02 to be satisfied if such failure was caused by the failure of Parent or Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Sections 8.01 or 8.03 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either of Parent or the Company:

(i) if the Merger shall not have been consummated on or before November 24, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any Party if (x) the Offer Closing shall have occurred or (y) the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party unless such Party shall have complied with its obligations under Section 7.03 to prevent, oppose or remove such Restraint; or

(iii) (A) the Stockholder Approval, if required by applicable Law, shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof or (B) if there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Stockholders’ Meeting to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting and at such meeting there is no approval of the adjournment thereof to a later date;

(c) by Parent, if there shall be any breach of or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of any condition set forth in Section 8.02(a) or Section 8.02(b) or (y) if the Offer Termination shall not have occurred, the failure of any Offer Condition set forth in clauses (ii) or (iii) of paragraph (d) of Annex I, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following Parent’s delivery of written notice to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if (x) Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 9.01(d), or (y) the Offer Closing shall have occurred;

(d) by the Company, if there shall be any breach of or inaccuracy in any of Parent’s or Sub’s representations or warranties set forth in this Agreement or Parent or Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of any condition set forth in Section 8.03(a) or Section 8.03(b) or (y) reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following the Company’s delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 9.01(c), or (y) the Offer Closing shall have occurred;

(e) by Parent, in the event that any of the following shall have occurred: (i) the Company Board (or any authorized committee thereof) has effected a Company Adverse Recommendation Change or an Intervening Event Change of Recommendation, (ii) the Company failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Recommendation, (iii) if, following the disclosure or announcement of a Acquisition Proposal (other than a tender or exchange offer described in clause (iv) below), the Company Board shall have failed to reaffirm publicly the Recommendation within five (5) Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (v) a material breach of Section 6.02 (any such event contemplated by this Section 9.01(e), a “Triggering Event”); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if (x) the Offer Closing shall have occurred or (y) if required by applicable Law, the Stockholder Approval shall have been obtained;

(f) by the Company, in accordance with Section 6.02(d) in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Company Termination Fee pursuant to Section 9.03(a) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.01(f);

(g) by the Company, if (i) (A) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (other than the delivery of the certificate contemplated by the fifth to last paragraph of Annex I which, by its terms, may only be delivered as of the Offer Closing), and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with Section 1.01, or (ii) (A) all the Offer Conditions (other than the Financing Proceeds Condition and the delivery of the certificate contemplated by the fifth to last paragraph of Annex I which, by its terms, may only be delivered as of the Offer Closing) shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer in accordance with Section 1.01, in the case of both clause (i) and (ii) hereof, the Company shall have given Parent written notice at least four (4) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this

Section 9.01(g) and the basis for such termination; provided, however, that the termination right set forth in Section 9.01(g)(ii) shall only be available from and after the close of business on July 14, 2011; or

(h) by the Company if (i) all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.02, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) the Company shall have given Parent written notice at least four (4) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(h) and the basis for such termination.

Any proper termination of this Agreement pursuant to this Section 9.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 1.02(b), the last sentence of Section 7.02, Section 7.09(d), this Article IX, Article X and Article XI, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, further, however, that any claim against a Party for monetary damages or other remedies shall be subject to the limitations set forth in Section 11.11.

Section 9.03 Termination Fees and Expenses.

(a) If this Agreement is terminated by Parent pursuant to Section 9.01(e) (other than as a result of an Intervening Event Change of Recommendation), then the Company shall pay to Parent (or a Person designated by Parent in writing) the Company Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of such termination of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 9.01(f), then the Company shall pay Parent (or a Person designated by Parent in writing) the Company Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement.

(c) If (i) after the date of this Agreement, an Acquisition Proposal shall have become publicly known and (x) if the Person making such Acquisition Proposal is either the same Person that participates in the consummation of the Acquisition Proposal contemplated in clause (iii) of this Section 9.03(c), or is an Affiliate or “associate” (as defined in the Exchange

Act) of another Person that participates in the consummation of the Acquisition Proposal contemplated in clause (iii) of this Section 9.03(c), not irrevocably and in good faith publicly withdrawn or (y) if the Person making such Acquisition Proposal is not the same Person that participates in the consummation of the Acquisition Proposal contemplated in clause (iii) of this Section 9.03(c), and is not an Affiliate or “associate” (as defined in the Exchange Act) of another Person that participates in the consummation of the Acquisition Proposal contemplated by clause (iii) of this Section 9.03(c), not in good faith publicly withdrawn (it being agreed that for purposes of this clause (y), a public withdrawal will be deemed in good faith unless the Company has actual knowledge that such withdrawal was not made in good faith), (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.01(b)(i), (B) by Parent or the Company pursuant to Section 9.01(b)(iii) (and there has been no Intervening Event Change of Recommendation prior to the Stockholders’ Meeting), or (C) by Parent pursuant to Section 9.01(c) due to a willful breach by the Company of any of its representations or warranties set forth in this Agreement or due to the failure by the Company to perform any of its covenants or agreements set forth in this Agreement, and (iii) within 12 months of such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Acquisition Proposal (regardless of when made) (which transaction is thereafter consummated) or any Acquisition Proposal is consummated (regardless of when made), then, in any such case, the Company shall pay to the Sponsor the Company Termination Fee (less the amount of expenses previously paid pursuant to Section 9.03(e)) by wire transfer of same-day funds on the date such transaction is consummated. Solely for purposes of this Section 9.03(c), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

(d) If this Agreement is terminated by the Company pursuant to (i) Section 9.01(d) due to a willful breach by Parent of any of its representations or warranties or the willful failure by Parent to perform any of its covenants or agreements set forth in this Agreement, (ii) Section 9.01(g) or (iii) Section 9.01(h), in each case, then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same day funds as promptly as practicable (and, in any event, within two (2) Business Days) following the date of termination of this Agreement.

(e) In the event that this Agreement is terminated by (i) Parent pursuant to Section 9.01(e) as a result of an Intervening Event Change of Recommendation pursuant to Section 6.02(d)(ii) or (ii) the Company or Parent pursuant to Section 9.01(b)(iii) and prior to the date of the Stockholders’ Meeting the Company Board has made an Intervening Event Change of Recommendation pursuant to Section 6.02(d)(ii), then the Company shall pay to Parent (or a Person designated by Parent in writing) a termination fee of $30,000,000 (the “Intervening Event Termination Fee”) by wire transfer of same-day funds within two (2) Business Days following the date of such termination of this Agreement.

(f) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b)(iii) or (ii) (A) after the date of this Agreement, an Acquisition Proposal shall have become publicly known and not publicly withdrawn and (B) thereafter, this Agreement is terminated (x) by Parent or the Company pursuant to Section 9.01(b)(i), or (y) by Parent pursuant to Section 9.01(c) due to a willful breach by the Company of any of its representations or warranties set forth in this Agreement or due to the failure by the Company to perform any of its covenants or agreements set forth in this Agreement, then the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by Sponsor, Parent, Sub or their Affiliates in connection with this Agreement or the transactions contemplated hereby by payment to Parent (or a Person designated by Parent in writing) of the amount thereof by wire transfer of same day funds as promptly as reasonably practicable (and, in any event, within two (2) Business Days following request therefor); provided, however, that the maximum aggregate amount of fees and expenses for which the Company shall be required to reimburse pursuant to this Section 9.03(f) is $4,700,000.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee or reimbursement amount due pursuant to Section 9.03, and, in order to obtain such payment, Parent or the Company commences an Action that results in an award against the other Party for such fee or reimbursement, the Company or Parent, as the case may be, shall pay to the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the applicable fee or reimbursement from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 9.04 Amendment. This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or the Stockholder Approval shall have been obtained; provided, however, that (x) after the Offer Closing and subject to Section 3.02, there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.05 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

Interpretation

Section 10.01 Certain Definitions. For purposes of this Agreement:

(a) “Acceleration Time” shall have the meaning set forth in Section 3.04(a).

(b) an “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality and standstill agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement.

(c) “Acceptance Time” shall have the meaning set forth in Section 1.04(a).

(d) “Action” shall have the meaning set forth in Section 4.13.

(e) “Acquisition Proposal” means any proposal or offer from any Third Party relating to (i) the acquisition of fifteen percent (15%) or more of any class of Equity Interests in the Company or any Company Subsidiary (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company or any Company Subsidiary, (iii) any sale of assets, license, joint venture, liquidation, dissolution, disposition, merger, consolidation or other transaction which would, directly or indirectly, result in any Third Party acquiring or licensing assets (including any class of Equity Interests of any Company Subsidiary or Affiliate of the Company) representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets (in the case of assets, determined by reference to book value or fair market value) of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of any class of outstanding Equity Interests in the Company or any Company Subsidiary (by vote or by value) or (v) any combination of the foregoing.

(f) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(g) “Agreement” shall have the meaning set forth in the preamble.

(h) “Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.02(c).

(i) “Alternative Debt Financing” shall have the meaning set forth in Section 7.08(b).

(j) “Appraisal Shares” shall have the meaning set forth in Section 3.01(d).

(k) “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

(l) “Business Systems” shall have the meaning set forth in Section 4.15(c).

(m) “Certificate” shall have the meaning set forth in Section 3.01(c).

(n) “Certificate of Merger” shall have the meaning set forth in Section 2.03.

(o) “Claim” shall have the meaning set forth in Section 7.06(b).

(p) “Code” shall have the meaning set forth in Section 3.03(h).

(q) “Company” shall have the meaning set forth in the preamble.

(r) “Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.02(c).

(s) “Company Benefit Plans” shall have the meaning set forth in Section 4.10(a).

(t) “Company Board” shall have the meaning set forth in Section 4.04(b).

(u) “Company By-Laws” shall mean the by-laws of the Company.

(v) “Company Certificate of Incorporation” shall mean the certificate of incorporation of the Company.

(w) “Company Common Stock” shall have the meaning set forth in the recitals.

(x) “Company Disclosure Documents” shall have the meaning set forth in Section 4.08(a).

(y) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub prior to or in connection with the execution and delivery of this Agreement.

(z) “Company Employees” shall have the meaning set forth in Section 7.05(a).

(aa) “Company Equity Awards” shall have the meaning set forth in Section 3.03(h).

(bb) “Company Financial Statements” shall have the meaning set forth in Section 4.07(b).

(cc) “Company Intellectual Property” shall have the meaning set forth in Section 4.15(a).

(dd) “Company Material Adverse Effect” means any change, circumstance, effect, event or occurrence that individually or in the aggregate with all other changes, circumstances, effects, events or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect for purposes of this clause (a): any change, circumstance, effect, event or occurrence directly arises out of or directly results from (i) general economic, credit, capital or financial markets or political or social conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) and other applicable accounting rules (including the accounting rules and regulations of the SEC) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which the Company and the Company Subsidiaries primarily operate, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may, unless otherwise excepted by this definition, be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect), (vii) the announcement and pendency of this Agreement and the transactions contemplated hereby, (viii) any action taken by the Company or the Company Subsidiaries at Parent’s written request or otherwise required by this Agreement, (ix) non-cash compensation expense to the extent resulting from modifications to the terms of outstanding Company Stock Options to permit net share (i.e., “cashless”) settlement thereof, or (x) the identity of, or any facts or circumstances relating to Parent, Sub or their respective Affiliates, except in the cases of clauses (i), (ii), (iii), (iv) or (v), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), or (b) prevents or materially impedes, hinders or delays the consummation by the Company of the Offer, Merger or any of the other transactions contemplated by this Agreement on a timely basis.

(ee) “Company Material Contract” shall have the meaning set forth in Section 4.12(a).

(ff) “Company Permit” shall have the meaning set forth in Section 4.06(a).

(gg) “Company Preferred Stock” shall have the meaning set forth in Section 4.03(a).

(hh) “Company Restricted Stock” means a share of Company Common Stock granted pursuant to any Company Stock Plan that is subject to restriction.

(ii) “Company SEC Filings” shall have the meaning set forth in Section 4.07(a).

(jj) “Company Stock Option” means an option to purchase Company Common Stock granted pursuant to any Company Stock Plan.

(kk) “Company Stock Plans” means the California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan, as amended and the California Pizza Kitchen, Inc. 2004 Omnibus Incentive Compensation Plan, as amended.

(ll) “Company Subsidiary” shall have the meaning set forth in Section 4.01.

(mm) “Company Termination Fee” means $ 18,000,000.

(nn) “Compensation Committee” shall have the meaning set forth in Section 4.27.

(oo) “Confidentiality Agreement” means the confidentiality agreement, dated April 19, 2010, between Golden Gate Private Equity, Inc. and the Company.

(pp) “Contract” means any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation, whether oral or written.

(qq) “Covered Securityholders” shall have the meaning set forth in Section 4.27.

(rr) “Credit Agreement” means that certain Credit Agreement, dated May 7, 2008, among the Company, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer.

(ss) “Debt Commitment Letter” shall have the meaning set forth in Section 5.04.

(tt) “Debt Financing” shall have the meaning set forth in Section 5.04.

(uu) “Determination Notice” shall have the meaning set forth in Section 6.02(d).

(vv) “Developer” shall have the meaning set forth in Section 4.19(g).

(ww) “DGCL” shall have the meaning set forth in Section 2.01.

(xx) “Disclosure Document” shall have the meaning set forth in Section 4.19(g).

(yy) “Effective Time” shall have the meaning set forth in Section 2.03.

(zz) “Employment Compensation Arrangement” shall have the meaning set forth in Section 4.27.

(aaa) “Enforceability Exception” shall have the meaning set forth in Section 4.04(a).

(bbb) “Environmental Laws” means any Law (including common law) relating to the pollution, protection, investigation or restoration of the environment or protection of health and safety, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of or exposure to Hazardous Materials.

(ccc) “Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

(ddd) “Equity Award Amounts” shall have the meaning set forth in Section 3.04(d).

(eee) “Equity Financing Commitment Letter” shall have the meaning set forth in Section 5.04.

(fff) “Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

(ggg) “ERISA” shall have the meaning set forth in Section 4.10(a).

(hhh) “Exchange Act” shall have the meaning set forth in Section 1.01(a).

(iii) “Exchange Fund” shall have the meaning set forth in Section 3.03(a).

(jjj) “Fairness Opinion” shall have the meaning set forth in Section 4.25.

(kkk) “FDD” shall have the meaning set forth in Section 4.19(g).

(lll) “Filed SEC Documents” shall have the meaning set forth in the preamble to Article IV.

(mmm) “Financial Advisor” shall have the meaning set forth in Section 4.25.

(nnn) “Financing” shall have the meaning set forth in Section 5.04.

(ooo) “Financing Commitments” shall have the meaning set forth in Section 5.04.

(ppp) “Financing Proceeds Condition” shall have the meaning set forth in Annex I.

(qqq) “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Debt Financing (in each case, other than the Equity Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

(rrr) “Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letter.

(sss) “Foreign Merger Control Laws” shall have the meaning set forth in Section 4.05(b).

(ttt) “Franchise” shall have the meaning set forth in Section 4.19(a).

(uuu) “Franchised Restaurant” shall have the meaning set forth in Section 4.19(a).

(vvv) “Franchise Laws” shall have the meaning set forth in Section 4.19(g).

(www) “Franchisee” shall have the meaning set forth in Section 4.19(g).

(xxx) “FTC Rule” shall have the meaning set forth in Section 4.19(g).

(yyy) “GAAP” means generally accepted accounting principles as applied in the United States.

(zzz) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory (including any stock exchange) or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

(aaaa) “Guarantors” shall have the meaning set forth in the recitals.

(bbbb) “Hazardous Materials” means any chemical, material, waste or other substance defined or regulated as “toxic” or “hazardous”, or as to which liability or standards of conduct can be imposed, under any Environmental Law.

(cccc) “HSR Act” shall have the meaning set forth in Section 4.05(b).

(dddd) “Indemnified Party” shall have the meaning set forth in Section 7.06(a).

(eeee) “Independent Directors” shall have the meaning set forth in Section 1.04(a).

(ffff) “Information Statement” shall have the meaning set forth in Section 4.05(b).

(gggg) “Initial Offer Expiration Date” shall have the meaning set forth in Section 1.01(d).

(hhhh) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, including: (i) all patents, applications for patents, patent disclosures or other patent rights, (ii) all trade secrets and other confidential information, (iii) all copyright registrations, applications for copyright registrations and unregistered copyrights, (iv) all trademarks, service marks and other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, and (v) Internet domain names.

(iiii) “Intervening Event” shall mean any material event or development or material change in circumstances with respect to the Company that (i) is materially and disproportionately more favorable to the recurring financial condition and results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof nor actually known by the Chief Executive Officer or Chief Financial Officer of the Company nor reasonably foreseeable as of or prior to the date hereof and (iii) does not relate to (A) any Acquisition Proposal, (B) any events, changes or circumstances relating to Sponsor, Parent, Sub or any of their Affiliates, (C) clearance of the Offer and the Merger under the HSR Act or (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company.

(jjjj) “Intervening Event Change of Recommendation” shall have the meaning set forth in Section 6.02(d).

(kkkk) “Intervening Event Termination Fee” shall have the meaning set forth in Section 9.03(e).

(llll) “IRS” shall have the meaning set forth in Section 4.10(c).

(mmmm) “knowledge” means (i) with respect to the Company, the actual knowledge of any of the Persons set forth in Section 10.01(mmmm) of the Company Disclosure Letter after reasonable inquiry, and (ii) with respect to Parent or Sub, the actual knowledge of any of the officers of Parent or Sub after reasonable inquiry.

(nnnn) “Law” means any federal, state, local, foreign or international law, statute, code, ordinance, rule, regulation, common law, treaty, order, judgment, writ, stipulation, award, injunction or decree.

(oooo) “Leased Real Property” shall have the meaning set forth in Section 4.16(b).

(pppp) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

(qqqq) “Lien” means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever.

(rrrr) “Limited Guarantees” shall have the meaning set forth in the recitals.

(ssss) “Liquor Licenses” shall have the meaning set forth in Section 4.06(b).

(tttt) “Merger” shall have the meaning set forth in the recitals.

(uuuu) “Merger Closing” shall have the meaning set forth in Section 2.02.

(vvvv) “Merger Closing Date” shall have the meaning set forth in Section 2.02.

(wwww) “Merger Consideration” shall have the meaning set forth in Section 3.01(c).

(xxxx) “Minimum Tender Condition” shall have the meaning set forth in Annex I.

(yyyy) “Nasdaq” shall have the meaning set forth in Section 1.04(a).

(zzzz) “New Benefit Plans” shall have the meaning set forth in Section 7.05(a).

(aaaaa) “New Debt Commitment Letter” has the meaning set forth in Section 7.08(b).

(bbbbb) “Non-Recourse Parent Party” shall have the meaning assigned to such term in the Equity Financing Commitment Letter.

(ccccc) “Notice Period” shall have the meaning set forth in Section 6.02(d).

(ddddd) “Offer” shall have the meaning set forth in the recitals.

(eeeee) “Offer Closing” shall have the meaning set forth in Section 1.01(e).

(fffff) “Offer Closing Date” shall have the meaning set forth in Section 1.01(e).

(ggggg) “Offer Conditions” shall have the meaning set forth in Section 1.01(b).

(hhhhh) “Offer Documents” shall have the meaning set forth in Section 1.01(g).

(iiiii) “Offer Price” shall have the meaning set forth in the recitals.

(jjjjj) “Offer Termination” shall have the meaning set forth in Section 1.01(f).

(kkkkk) “Order” shall have the meaning set forth in Section 4.13.

(lllll) “Other Country’s Franchise Law or Regulation” shall have the meaning set forth in Section 4.19(g).

(mmmmm) “Outside Date” shall have the meaning set forth in Section 9.01(b).

(nnnnn) “Owned Real Property” shall have the meaning set forth in Section 4.16(a).

(ooooo) “Parent” shall have the meaning set forth in the preamble.

(ppppp) [Reserved.]

(qqqqq) “Parent Group” shall have the meaning set forth in Section 11.11(d).

(rrrrr) “Parent Group Member” shall have the meaning set forth in Section 11.11(d).

(sssss) “Parent Liability Limitation” shall have the meaning set forth in Section 11.11(a).

(ttttt) “Parent Material Adverse Effect” means any change, circumstance, effect, event or occurrence that prevents or materially impedes, hinders or delays the consummation by Parent or Sub of the Offer, the Merger or any of the other transactions contemplated by this Agreement on a timely basis.

(uuuuu) “Parent Termination Fee” means $ 30,000,000.

(vvvvv) “Party” and “Parties” shall have the meaning set forth in the preamble.

(wwwww) “Paying Agent” shall have the meaning set forth in Section 3.03(a).

(xxxxx) “Paying Agent Agreement” shall have the meaning set forth in Section 3.03(a).

(yyyyy) “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, and (vii) Liens discharged at or prior to the Offer Closing or, if the Offer Termination shall occur, the Merger Closing.

(zzzzz) “Person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

(aaaaaa) “Promissory Note” shall have the meaning set forth in Section 1.03(b).

(bbbbbb) “Proxy Date” shall have the meaning set forth in Section 7.01(c).

(cccccc) “Proxy Statement” shall have the meaning set forth in Section 7.01(a).

(dddddd) “Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including by informing the Company that it does not intend to review the Proxy Statement.

(eeeeee) “Recommendation” shall have the meaning set forth in Section 4.04(b).

(ffffff) “Redacted Fee Letter” means the fee letter from General Electric Capital Corporation, GE Capital Markets, Inc. and Jefferies Finance LLC, in which the only redactions do not relate to any terms that would adversely affect the conditionality (or contain the right to adversely affect the conditionality), enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source, except to the extent a reduction from such financing source would be offset by an increase in the debt financing or other funding being made available by such financing source or another financing source.

(gggggg) “Relationship Laws” shall have the meaning set forth in Section 4.19(g).

(hhhhhh) “Representative” means, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(iiiiii) “Restraints” shall have the meaning set forth in Section 8.01(c).

(jjjjjj) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder.

(kkkkkk) “Schedule 14D-9” shall have the meaning set forth in Section 1.02(a).

(llllll) “Schedule TO” shall have the meaning set forth in Section 1.01(g).

(mmmmmm) “SEC” shall have the meaning set forth in Section 1.01(d).

(nnnnnn) “Securities Act” shall have the meaning set forth in Section 1.03(c).

(oooooo) “Seller Group” shall have the meaning set forth in Section 11.11(d).

(pppppp) “Seller Group Member” shall have the meaning set forth in Section 11.11(d).

(qqqqqq) “Short-Form Threshold” shall have the meaning set forth in Section 1.03(b).

(rrrrrr) “Solvent” shall have the meaning set forth in Section 5.11.

(ssssss) “Specified Agreements” shall have the meaning set forth in Section 4.19(a).

(tttttt) “Sponsor” means Golden Gate Capital Opportunity Fund, L.P.

(uuuuuu) “Stockholder Approval” shall have the meaning set forth in Section 4.23.

(vvvvvv) “Stockholders’ Meeting” shall have the meaning set forth in Section 7.01(c).

(wwwwww) “Sub” shall have the meaning set forth in the preamble.

(xxxxxx) a “Subsidiary” of any Person means (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(yyyyyy) “Superior Proposal” means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 51%) not arising out of or relating to any violation of Section 6.02, which the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the Party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Offer or the Merger and the other transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

(zzzzzz) “Support Agreements” shall have the meaning set forth in the recitals.

(aaaaaaa) “Surviving Corporation” shall have the meaning set forth in Section 2.01.

(bbbbbbb) “Takeover Laws” shall have the meaning set forth in Section 4.04(b).

(ccccccc) “Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax of any kind whatsoever, whether disputed or not, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto imposed by any Governmental Authority or domestic or foreign taxing authority, including, without limitation, income, estimated, franchise, license, windfall or other profits, gross receipts, premiums, real or personal property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, withholding, ad valorem, stamp, transfer, environmental, value-added, alternative and add-on minimum, and gains tax.

(ddddddd) “Tax Return” means any report, return, claim for refund, election, estimated tax filing, declaration, or other related document filed with or required to be filed with any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

(eeeeeee) “Territorial Rights” shall have the meaning set forth in Section 4.19(c).

(fffffff) “Third Party” means any Person other than Parent, Sub or any Affiliates thereof.

(ggggggg) “Top-Up” shall have the meaning set forth in Section 1.03(a).

(hhhhhhh) “Top-Up Closing” shall have the meaning set forth in Section 1.03(b).

(iiiiiii) “Top-Up Shares” shall have the meaning set forth in Section 1.03(a).

(jjjjjjj) “Transaction Litigation” shall have the meaning set forth in Section 7.03(a).

(kkkkkkk) “Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

(lllllll) “Triggering Event” shall have the meaning set forth in Section 9.01(e).

(mmmmmmm) “WARN Act” shall have the meaning set forth in Section 4.11.

Section 10.02 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” . The word “will” shall be construed to have the same meaning and effect of the word “shall” . The words “hereof” , “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” . The word “or” when used in this Agreement is not exclusive. Any references herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.

(d) The phrase “made available,” when used in reference to anything made available to Parent, Sub or their Representatives shall be deemed to mean uploaded to and made available to Parent, Sub and their Representatives no less than one (1) business day prior to the date hereof in the virtual on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Margherita” or otherwise being in the possession of Parent, Sub or their Representatives (and in such case accessible without limitation to Parent and Sub).

(e) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f) References to a Person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g) All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement (other than Section 4.03, Section 4.04, Section 4.23, Section 4.24, Section 4.26 and Section 4.27, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter) to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(h) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(i) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

ARTICLE XI

General Provisions

Section 11.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time except for purposes of the first proviso of Section 9.02.

Section 11.02 Expenses. Except as provided in Section 7.09(d), Section 7.13 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 11.03 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile or by electronic mail (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Sub, to:

CPK Holdings Inc.
c/o Golden Gate Capital
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Fax No.:	(415) 983-2828
Attention:	Joshua Olshansky
Email:	jolshansky@goldengatecap.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Fax No.:	(212) 446-6460
Attention:	David Breach, Esq.
Daniel Wolf, Esq.
Email:	david.breach@kirkland.com
daniel.wolf@kirkland.com

if to the Company, to:

California Pizza Kitchen, Inc.
6053 West Century Boulevard, 11th Floor
Los Angeles, California 90045
Fax No.:	(310) 342-5053
Attention:	Larry Flax
Rick Rosenfield
Sue Collyns
Todd Slayton
Email:	lflax@cpk.com
rrosenfield@cpk.com
scollyns@cpk.com
tslayton@cpk.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Fax No.:	(213) 891- 8763
Attention:	Paul D. Tosetti, Esq.
J. Scott Hodgkins, Esq.
Email:	paul.tosetti@lw.com
scott.hodgkins@lw.com

Section 11.04 Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Equity Financing Commitment, the Limited Guarantee and the Support Agreements (together with the exhibits, the Company Disclosure Letter and the other documents delivered pursuant hereto), constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement except that the standstill restrictions, restrictions on contact and restrictions on designations of approved financing sources in the Confidentiality Agreement shall terminate (solely with respect to Sponsor and its Affiliates, including Parent and Sub, and not for any other Person or for purposes of the definition of an Acceptable Confidentiality Agreement) immediately following the execution and delivery of this Agreement solely for purposes of permitting the Offer, the Merger or any other transaction or action contemplated hereby.

Section 11.05 No Third-Party Beneficiaries. Except for the provisions of (i) Section 7.06 and (ii) with respect to the Financing Sources, the provisions of Section 11.08(c), Section 11.09 and Section 11.11(d) (and the related defined terms contained in the foregoing provisions), neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any Person other than the Parties hereto and thereto any legal or equitable rights or remedies. Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration shall be enforceable by holders of Certificates or Company Equity Awards . The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.05 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 11.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Merger Closing, Parent and Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.07 GOVERNING LAW. SUBJECT TO THE TERMS OF THE DEBT COMMITMENT LETTER RELATING TO THE APPLICATION OF NEW YORK LAW (TO THE EXTENT SET FORTH THEREIN), THIS AGREEMENT AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.08 Jurisdiction; Service of Process.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any Action directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby (including the Limited Guarantee, Equity Financing Commitment or, subject to Section 11.08(c), the Debt Commitment Letter) or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.03. Nothing in this Section 11.08 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(c) EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION OF ANY KIND OR DESCRIPTION (INCLUDING ANY CROSS-CLAIM OR THIRD-PARTY CLAIM), WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN EACH CASE, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES

DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 11.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING THE EQUITY FINANCING COMMITMENT OR THE DEBT COMMITMENT LETTER) OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10 Specific Performance.

(a) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 9.01 and in all cases subject to the specific requirements set forth in Section 11.10(b) (as it relates to obtaining a remedy contemplated by this Section 11.10(a) with respect to causing the Equity Financing to be funded), each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 11.08, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party hereto accordingly agrees, subject in all respects to Section 11.10(b), not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 11.10. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 11.10.

(b) Notwithstanding the foregoing the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Sub to, or to directly, cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the Debt Financing (whether under this Agreement, the Equity Financing Commitment Letter or the Limited Guarantee) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Offer Closing, all of the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the Merger Closing, all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 would have been satisfied if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing),

(ii) the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08(c) for all the Debt Financing, such Alternative Debt Financing) has been funded or would be funded in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable, and

(iii) the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and the Debt Financing were funded, it would take such actions that are within its control to cause the Merger Closing to occur.

Section 11.11 Maximum Recourse; Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, but subject to Section 11.10:

(a) Sponsor, Parent and Sub Maximum Liability. Except as set forth in Section 7.09(d) and Section 9.03(f), the maximum aggregate liability of Sponsor, Parent and Sub for monetary damages or other remedies in connection with this Agreement or any of the transactions contemplated hereby (including the Financing) shall be limited to $ 30,000,000 (“Parent Liability Limitation”), and in no event shall the Company seek or obtain, nor shall it permit any of the Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against Sponsor, Parent or Sub, and in no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind in excess of the Parent Liability Limitation against Sponsor, Parent or Sub, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement, the Equity Commitment Letter or the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(b) Termination Fees. In no event shall (i) the Company be required to pay the Company Termination Fee or the Intervening Event Termination Fee on more than one occasion, (ii) the Company be required to pay both the Company Termination Fee and the Intervening Event Termination Fee or (iii) Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (w) if Parent receives the Company Termination Fee or the Intervening Event Termination Fee from the Company pursuant to Section 9.03, then, other than in respect of any willful and material breach of Section 6.02, any such payment shall be the sole and exclusive remedy of Parent and Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (x) if the Company receives the Parent Termination Fee from Parent pursuant to Section 9.03, then any such payment shall be the sole and exclusive remedy of the Company against Parent and Sub and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of Parent or Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (y) the Company’s right to receive the Parent Termination Fee from Parent pursuant to Section 9.03(d), together with the rights and remedies available to the Company in Section 11.10, Section 7.09(d), Section 9.03(g), the Equity Commitment Letter and the Confidentiality Agreement (but subject in all cases to the limitations set forth in this Agreement, the Limited Guarantee and the Equity Commitment Letter), shall constitute the sole and exclusive remedy of the Company against any of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates and none of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or (z) (A) if Parent or Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee or the Intervening Event Termination Fee under Section 9.03, the amount of such Company Termination Fee or Intervening Event Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Sub in respect of any such breaches of this Agreement and (B) if the Company receives any payments from Parent or Sub in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 9.03, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent or Sub to the Company in respect of any such breaches of this Agreement.

(c) Non-Recourse Parties. Notwithstanding anything to the contrary in this Agreement, in no event shall (i) any Non-Recourse Parent Party (as defined in the Equity Financing Commitment, which excludes, for the avoidance of doubt, Sponsor, Parent and Sub) have any liability for monetary damages to the Company or its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby, other than Sponsor’s obligations under the Limited Guarantee and the Equity Financing Commitment and any liability of Golden

Gate Private Equity, Inc. under the Confidentiality Agreement and other than the obligations of Parent and Sub to the extent expressly provided herein, or (ii) any former, current or future general or limited partners, equityholders, directors, officers, employees, managers, members, Affiliates or agents of the Company or its Subsidiaries have any liability to Sponsor, Parent or Sub or any Non-Recourse Parent Party for monetary damages relating to or arising out of this Agreement or the transactions contemplated hereby, other than the obligations of the Company to the extent expressly provided herein. In no event shall the Company seek or obtain, nor shall they permit any of its Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party with respect to, this Agreement, Equity Financing Commitment or the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or Sub to the extent expressly provided for in this Agreement, the Sponsor to the extent expressly provided for in the Limited Guarantee and the Equity Financing Commitment or Golden Gate Private Equity, Inc. to the extent expressly provided for in the Confidentiality Agreement (subject to the Limited Guarantee).

(d) Financing Sources. Subject to the Company’s right to specific performance to the extent set forth in Section 11.10, the Company’s right to receive payment of the Parent Termination Fee and such other amounts pursuant to Section 7.09(d) and Section 9.03(g) from Parent, and the guarantee thereof pursuant to the Limited Guarantee (including in respect of any breach by Sponsor, Parent or Sub), shall be the sole and exclusive remedy of the Company or any of its Representatives or Affiliates (collectively, the “Seller Group” and each, a “Seller Group Member”), against (i) the Non-Recourse Parent Parties, (ii) any Financing Source, or (iii) any of the respective former, current, or future Affiliates or Representatives of the Financing Sources (collectively, the “Parent Group” and each a “Parent Group Member”)), for all losses, claims or liabilities suffered by any Seller Group Member as a result of any breach of this Agreement by Parent or Sub or any breach of the other agreements contemplated hereby, including the Debt Commitment Letter, Limited Guarantee or the Equity Financing Commitment by any Person in the Parent Group party thereto, the failure of the Offer to be completed or the Merger to be consummated or in any other respect with respect to this Agreement or any other agreement contemplated hereby, and, subject to Section 11.11(e), upon payment of the Parent Termination Fee, none of the Parent Group Members shall have any further liability or obligation relating to or arising out of this Agreement, the other agreements contemplated hereby or any of the transactions contemplated hereby or thereby under any theory or with respect to any claim, whether sounding in law or equity. Without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, for the avoidance of doubt, in no event shall any Seller Group Member be entitled to seek or obtain any other damages of any kind against any such Parent Group Member (including any of the Financing Sources), including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure. Immediately following receipt by the Company of the Parent Termination Fee, the Company shall cause all Seller Group Members to dismiss with prejudice any judicial or arbitral proceeding initiated by any of them with respect to this

Agreement or the Limited Guarantee or the transactions contemplated hereby or thereby or the transactions contemplated hereby or thereby against any Parent Group Member. For the avoidance of doubt, in no event shall any Parent Group Member be subject to, nor shall any Seller Group Member, seek to recover, nor shall they accept, monetary damages in excess of the Parent Liability Limitation (it being understood that this limitation shall apply in the aggregate to the entire Seller Group), except as set forth in Section 7.09(d) and Section 9.03(g).

(e) Effect on Limitations; Confidentiality Agreement. The Parties acknowledge and agree that nothing in this Section 11.11 shall be deemed to affect any Party’s right to specific enforcement pursuant to and in accordance with Section 11.10. Other than the limitations set forth in Section 11.11(a), nothing in this Agreement will limit in any way the remedies of the parties under the Confidentiality Agreement.

Section 11.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.13 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CPK HOLDINGS INC.

by	/s/ Joshua Olshansky
Name: Joshua Olshansky
Title: Secretary

CPK MERGER SUB INC.

by	/s/ Joshua Olshansky
Name: Joshua Olshansky
Title: Secretary

CALIFORNIA PIZZA KITCHEN, INC.

by	/s/ Richard L. Rosenfield
Name: Richard L. Rosenfield
Title: Co-Chief Executive Officer

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there be validly tendered and not validly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock that when added to the number of shares to be purchased by Sub under the Top-Up plus the shares of Company Restricted Stock and shares of Company Common Stock underlying Company Stock Options that are immediately available to be acquired by Sub pursuant to the Support Agreements immediately following the Acceptance Time, represent at least 90% of (x) the outstanding shares of Company Common Stock as of the expiration of the Offer plus (y) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options from which the Company or its Representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Stock Options), plus (z) the number of shares to be purchased by Sub under the Top-Up (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; (c) Parent (either directly or through its Subsidiaries) shall not have received the proceeds of the Debt Financing (or any Alternative Debt Financing) and/or the lenders party to the Debt Financing Letter (or New Debt Commitment Letter for any Alternative Debt Financing) shall not have confirmed to Parent and Sub that the Debt Financing (or any Alternative Debt Financing) in an amount sufficient to consummate the Offer and the Merger will be available at the Offer Closing on the terms and conditions set forth in the Debt Financing Letter (or New Debt Commitment Letter for any Alternative Debt Financing) (“Financing Proceeds Condition”); or (d) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) any of the representations and warranties of the Company (A) set forth in Section 4.04, Section 4.10(e), Section 4.11(i), Section 4.23, Section 4.24 and Section 4.26 shall not be true and correct in all material respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, (B) set forth in Section 4.03 shall not be true and correct in all respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, except where the failure to be so true and correct has not resulted and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $1,000,000, (C) set forth in Section 4.09(i) shall not be true and correct without disregarding the “Company

Material Adverse Effect” qualification set forth therein and (D) set forth in this Agreement, other than those described in clauses (A), (B) and (C) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties shall not be true and correct (subject to such qualifications) as of such specific date only);

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(iv) since the date of this Agreement, there shall have occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have (i) a Company Material Adverse Effect of a type described in clause (a) of the definition thereof or (ii) a Company Material Adverse Effect that would prevent the consummation by the Company of the Merger;

(v) in the event that the exercise of the Top-Up is necessary to ensure that Parent or Sub owns at least 90% of the outstanding shares of Company Common Stock immediately after the Acceptance Time, there shall exist under applicable Law or other Restraint any restriction or legal impediment on Sub’s ability and right to exercise the Top-Up, or the shares of Company Common Stock issuable upon exercise of the Top-Up together with the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn are insufficient for Sub to own at least 90% of the outstanding shares of Company Common Stock;

(vi) a Triggering Event shall have occurred; and

(vii) this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (d)(ii), (d)(iii), and (d)(iv) above shall have occurred and be continuing as of the expiration of the Offer.

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (d)(v) have been satisfied, Parent and Sub shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of May 24, 2011, by and among CPK Holdings Inc., CPK Merger Sub Inc. and California Pizza Kitchen, Inc.